SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HealtheTech, Inc.

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HEALTHETECH, INC.

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                    ], 2003

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of HealtheTech, Inc., a Delaware corporation (the “Company” or “HealtheTech”). The meeting will be held on [                    ], 2003, at [                ] a.m., local time, at the Company’s principal executive offices located at 523 Park Point Drive, 3rd Floor, Golden, Colorado, for the following purposes:

1.	To approve the sale and issuance, in a private placement to certain investors, of our common stock at a price equal to $0.76 per share or above (before giving effect to the proposed reverse stock split), and warrants to purchase additional shares of our common stock at an exercise price equal to the purchase price of the common stock, in exchange for aggregate gross proceeds to the Company of up to $14 million.

2.	To approve amendments to our current amended and restated certificate of incorporation to effect a reverse stock split of our outstanding common stock of not less than 1-for-2 shares and not more than 1-for-15 shares and to authorize our Board of Directors of the Company to select and file one such amendment to effect a reverse stock split within these parameters.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on [                    ], 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors of the Company

/s/ Stephen E. Webb

Stephen E. Webb Chief Financial Officer

Golden, Colorado

[                    ], 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

HEALTHETECH, INC.

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

[                    ], 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this Question and Answer section to provide some background information and brief answers to several questions you might have about the enclosed proposals.

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Special Meeting of Stockholders. You are invited to attend the meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or Internet.

We intend to mail this proxy statement and accompanying proxy card on or about [                    ], 2003, to all stockholders of record entitled to vote at the special meeting.

Who can vote at the special meeting?

Only stockholders of record at the close of business on [                    ], 2003, will be entitled to vote at the special meeting. On this record date, there were [19,668,321] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on [                    ], 2003, your shares were registered directly in your name with HealtheTech’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on [                    ], 2003, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1 relates to the approval of the sale and issuance, in a private placement to certain investors (the “Private Placement”), of our common stock at a price equal to $0.76 per share or above (before giving effect to the proposed reverse stock split), and warrants to purchase additional shares of our common stock at an exercise price equal to the purchase price of the common stock, in exchange for aggregate gross proceeds payable to the Company at the closing of up to $14 million. Stockholder approval of the Private Placement is necessary to consummate the Private Placement.

•	Proposal 2 relates to the approval of amendments to our current amended and restated certificate of incorporation to effect a reverse stock split of our outstanding common stock of not less than 1-for-2 shares and not more than 1-for-15 shares and to authorize our Board of Directors to select and file one such amendment to effect a reverse stock split within these parameters (the “Reverse Stock Split”). Stockholder approval of the Reverse Stock Split is necessary to consummate the Reverse Stock Split.

What if Proposal 1 – Approval of Private Placement is not approved?

If Proposal 1 does not receive stockholder approval, the investors will not be obligated to purchase the shares of common stock and warrants in the Private Placement and we will not be obligated to sell them the shares of common stock or warrants. However, we could request special relief from the Nasdaq National Market to allow the investors to proceed with the purchase of the securities on either the same or different terms than those detailed herein. The Nasdaq National Market grants special relief based on an issuer’s financial circumstances only in certain limited instances. There is no guarantee, however, that the Nasdaq National Market would grant such permission, or that the investors would purchase any of our securities if we do not receive stockholder approval for Proposal 1.

You should consider the fact that our current capital resources are very limited. We believe that our existing capital resources, together with anticipated revenue, will be sufficient to support our current operating plan and spending only through the end of March, 2004. We will require additional financing to fund our operations as currently planned beyond that date. If, as of December, 2003, a sufficient financing or corporate partnering transaction is not reasonably assured, we will be required to significantly scale back our operations by reducing our headcount by approximately 50% and significantly reducing all discretionary spending. We anticipate that upon the execution of such actions, our then existing capital resources will be sufficient to support the substantially reduced funding of our current programs as well as our operations only through June, 2004. In addition, we believe that the execution of such actions would adversely impact our ability to generate increased revenue. Thus, if we do not consummate the financing contemplated by the Private Placement, we would be forced to immediately consider other financing or strategic options that our Board of Directors expects would be substantially less attractive than the Private Placement. An alternative financing is unlikely to be available on acceptable terms, or at all, and we cannot predict whether a corporate partnering transaction would be available on acceptable terms, or at all. In addition to other possibilities, we may be forced to consider selling some or all of our assets. However, there can be no assurance that we would be able to sell any of our assets, or that if we were able to sell some or all of our assets, that we would be able to do so on favorable terms.

What if Proposal 2 – Approval of Reverse Stock Split is not approved?

If Proposal 2 does not receive stockholder approval, we may not be able to maintain compliance with the Nasdaq National Market’s listing requirements and Nasdaq may delist our shares of common stock from trading on the Nasdaq National Market. If our common stock is delisted from the Nasdaq National Market or transferred to the Nasdaq SmallCap Market, trading in our common stock could decrease substantially, or cease altogether, the market price of our common stock could decline further and our stockholders could lose some or all of their investment.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free [ ] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [ ] a.m., [Central Daylight Time], on [ ,] 2003 to be counted.

•	To vote on the Internet, go to http://www.[ ] to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [ ], [Central Daylight Time], on [ ], 2003 to be counted.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from HealtheTech. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of [            ], 2003.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” Proposals 1 and 2. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal 1. For Proposal 2, broker non-votes will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

•	To be approved, “Proposal 1—Approval of the Private Placement” must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you do not vote or “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, “Proposal 2—Approval of the Reverse Stock Split” must receive a “For” vote from a majority of the outstanding shares either in person or by proxy. If you do not vote or “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company’s request, by a professional proxy solicitor. No additional compensation will be paid to directors, officers or other regular employees for such services, but in the event we retain a professional proxy solicitor, they will be paid their customary fee, estimated to be $5,000 to $8,000 plus reasonable approved out-of-pocket expenses, if it solicits proxies on our behalf. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were [19,668,321] shares outstanding and entitled to vote. Thus, at least [                    ] shares must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How can I find out the results of the voting at the special meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published in our annual report on Form 10-K for the fiscal year ended December 31, 2003.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 11, 2003, to our Corporate Secretary at 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify HealtheTech before February 22, 2004, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.

PROPOSAL 1

APPROVAL OF THE PRIVATE PLACEMENT

Overview

In the second quarter of 2003, our management and Board of Directors recognized the need to raise additional financing in order to continue funding current operations, including sales and marketing, research and development of new products and the initiation of our clinical programs. We entered into discussions with several investment banking firms, one of which presented its assessment of strategic alternatives to our Board of Directors on July 17, 2003. We began trying to obtain such funding through a variety of options including single source financing, a public offering or a sale of the company. In light of market conditions, on July 17, 2003 our Board of Directors determined that it would not be feasible to raise additional capital through a single source financing or a public offering. Instead, we evaluated and focused our efforts on a private placement to selected investors, and we evaluated the likelihood of a sale of the company on favorable terms, or at all. Our Board of Directors conducted a comparison of the financial terms of financing transactions involving comparable public companies. After extensive discussion of the general terms and conditions of a private placement transaction, a review of the absence of alternative financing or other strategic prospects, and the receipt of advice from our financial advisors, our Board of Directors authorized us to negotiate and finalize a private placement financing.

During the second quarter of 2003, we decided to refocus our business on the medical markets and commercial weight loss markets and the products that support those markets. We decided to exit the mass-market retail distribution channel due to lower than expected sell through rates experienced during the first quarter of 2003 in SAM’S West, Inc. (a subsidiary of Wal-Mart Stores, Inc.) and Wal-Mart Stores, Inc. As a result of this refocus, we implemented a company-wide cost reduction program, intended to reduce our quarterly operating expenses by approximately 25%. This was achieved through a downsizing of our employee workforce, a significant reduction in our use of contractors and outside service firms, and company-wide salary reductions. On a going forward basis, we do not intend to incur significant advertising expenditures, such as we incurred in the first quarter of 2003.

In July 2003, our Board of Directors formed a Special Committee (the “Special Committee”) to help identify and evaluate financing and strategic alternatives. The Special Committee was comprised of three independent directors, Vernon A. Brunner, Robert I. Theis and Gerald J. Laber. On August 6, 2003 the Special Committee engaged William Blair & Company, L.L.C. (“William Blair”) to deliver an opinion that the consideration to be received by us in connection with the Private Placement is fair to our stockholders who are not investors in the Private Placement from a financial point of view.

The Special Committee of our Board of Directors met together with representatives of our management on August 6, August 16, September 2, September 5 and September 11, 2003 to evaluate our financing and strategic alternatives. On September 25, 2003, after extensive discussions with representatives of our management and advice from William Blair, the Special Committee unanimously approved the Private Placement.

On September 29, 2003, our Board of Directors (excluding Mr. Arthur J. Samberg, who did not attend the meeting due to his proposed indirect participation in the Private Placement) met together with representatives of our management and legal counsel to consider the Private Placement described below. After extensive discussion of the terms and conditions, a review of the absence of alternative financing or other strategic prospects and the receipt of advice from William Blair, the members of our Board of Directors present unanimously approved the execution and finalization of the proposed Private Placement.

We have entered into and intend to enter into a series of individual Securities Purchase Agreements (collectively referred to as the “Purchase Agreements”) with certain investors, pursuant to which we will sell to such investors, subject to approval of our stockholders, (i) shares of our common stock, par value $0.001 per share, at a per share purchase price (the “Purchase Price”) equal to the average closing sale prices of our common stock on the Nasdaq National Market for the thirty trading days immediately preceding the execution date of a Purchase Agreement, but not less than $0.76 per share (before giving effect to the proposed Reverse Stock Split) (the “Reference Price”), and (ii) ten-year warrants (the “Warrants”) immediately exercisable for shares of our common stock at an exercise price equal to the Purchase Price.

On September 25, 2003 (the “Definitive Agreement Date”), we received a signed Purchase Agreement from Fred Stein, and between the Definitive Agreement Date and September 29, 2003, we received signed Purchase Agreements from each of Kodiak Capital, LLC., CCM Master Qualified Fund, Ltd., Sherbrooke Capital Health and Wellness Advisors Fund, L.P., Sherbrooke Capital Health and Wellness Fund, L.P., The Osprey Portfolio LTD, The Tudor BVI Global Portfolio, LTD, Tudor Proprietary Trading, LLC,

Dartley Family Limited Partnership and John J. Mack (together with Fred Stein, collectively referred to herein as the “Initial Investors”). Following the approval of our Board of Directors, we executed the Purchase Agreements on September 29, 2003.

Pursuant to the Purchase Agreements with the Initial Investors, we agreed to sell to the Initial Investors, subject to approval of our stockholders, (i) shares of our common stock at a Purchase Price equal to the Reference Price of $0.76 and (ii) Warrants immediately exercisable for up to 70% of the number of shares of common stock purchased by such Initial Investor, at an exercise price equal to the Purchase Price. The Initial Investors have agreed to purchase common stock and Warrants representing aggregate gross proceeds to the Company of $9.2 million in the following amounts:

Fred Stein	$100,000.00

Kodiak Capital, LLC	$5,000,000.00

CCM Master Qualified Fund, Ltd.	$1,500,000.00

Sherbrooke Capital Health and Wellness Advisors Fund, L.P.	$3,200.00

Sherbrooke Capital Health and Wellness Fund, L.P.	$996,800.00

The Osprey Portfolio LTD	$196,000.00

The Tudor BVI Global Portfolio, LTD	$101,500.00

Tudor Proprietary Trading, LLC	$52,500.00

Dartley Family Limited Partnership	$250,000.00

John J. Mack	$1,000,000.00

Under the terms of the Private Placement as approved by our Board of Directors, we may enter into additional Purchase Agreements with other qualified investors (the “Subsequent Investors” and together with the Initial Investors, the “Investors”) to issue shares of common stock and Warrants in the Private Placement for aggregate gross proceeds to the Company of up to an additional $4.8 million (in addition to the Initial Investors $9.2 million for a total $14 million), as our Board of Directors may deem in the best interests of the Company and its stockholders. Unless waived by any Investor, the obligation of an Investor to purchase the securities issued in connection with the Private Placement is conditioned upon our securing Purchase Agreements for the purchase of our common stock and Warrants representing aggregate gross proceeds to HealtheTech of not less than $10 million. The purchase price of the common stock issued to the Subsequent Investors shall equal the average closing sale prices of our common stock on the Nasdaq National Market for the thirty trading days immediately preceding the date that a Subsequent Investor signs a Purchase Agreement, unless such average closing sale price is below the Reference Price, in which case a Subsequent Investor shall purchase the securities at the Reference Price. The Initial Investors have certain rights to subscribe for, at the Reference Price, additional shares of common stock and Warrants in the event the Company enters into Purchase Agreements whereby we would receive aggregate gross proceeds in the Private Placement in excess of $10 million, but in no event may the Company issue shares of common stock and Warrants in the Private Placement for aggregate gross proceeds in excess of $14 million.

AS OF THE DATE OF THIS PROXY STATEMENT, THE COMPANY HAS IDENTIFIED AND IS CURRENTLY IN DISCUSSIONS WITH CERTAIN SUBSEQUENT INVESTORS. THIS PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION TO BUY ANY SECURITIES OF THE COMPANY IN THE PRIVATE PLACEMENT OR OTHERWISE.

The Purchase Agreements executed by the Subsequent Investors shall contain the same terms and conditions as the Purchase Agreements executed by the Initial Investors. The Warrants issued to the Subsequent Investors shall contain the same terms and conditions as the Warrants issued to the Initial Investors, except that the Warrants issued to Subsequent Investors shall be exercisable for up to 60% of the number of shares of common stock purchased by such Subsequent Investor (instead of 70% of such shares applicable to the Initial Investors), at an exercise price equal to the Purchase Price applicable to such Subsequent Investor. The Initial Investors representing a majority of the total aggregate purchase prices to be paid by all Initial Investors are permitted under the Purchase Agreements to waive this condition and allow the Company to grant a Warrant to purchase up to 70% of the number of shares of common stock purchased by such Subsequent Investor.

Kodiak Capital, LLC is the lead investor in this private placement. Joseph Samberg and Jeffery Samberg are members of Kodiak Capital and Arthur J. Samberg is the Managing Member of Kodiak Capital. Joseph Samberg is the holder of approximately 9.16% of our common stock outstanding as of September 25, 2003, as disclosed further in the section entitled “Security Ownership of Certain Beneficial Owners and Management”. Jeffery Samberg is the managing member of Campfire Family, LLC, of which each of Jeffery Samberg and Joseph Samberg are one-third beneficiaries. Jeffery Samberg holds less than 1% of our common stock outstanding as of September 25, 2003 including his direct stock ownership and his one-third beneficial ownership of Campfire Family, LLC. Arthur J. Samberg, the father of Joseph Samberg and Jeffery Samberg, is a current member of our Board of Directors and a holder of approximately 3.57% of our common stock outstanding as of September 25, 2003, as adjusted pursuant to Securities and Exchange Commission (“SEC”) rules. Following the Closing, Joseph Samberg, Jeffery Samberg and Arthur Samberg could collectively beneficially own up to a maximum of 35.74 % of our common stock; assuming (i) the maximum permitted investment of $14 million by Investors at the Reference Price, (ii) Kodiak Capital (and no other Initial Investor) exercises its pro rata right to subscribe for additional shares of common stock and Warrants based on all commitments over and above $10 million, and (iii) full exercise of the Warrants to be issued in the Private Placement. Based on these assumptions, Kodiak Capital could, following completion of the Private Placement, hold the requisite percentage of our outstanding shares adequate to influence actions requiring stockholder approval, including the election of directors.

Reasons for the Proposed Private Placement

The primary use of proceeds from the Private Placement is to fund our operations as well as for other general corporate purposes and working capital. The net proceeds from the proposed Private Placement will enhance our liquidity, strengthen our balance sheet and, we believe, finance operations through 2004.

We believe that if the stockholders do not authorize the Private Placement, our current cash position will not be sufficient to fund current operations beyond March, 2004, and it may be difficult to obtain alternative sources of financing on a timely basis or at all. Even if we are able to timely obtain an alternative source of financing, there can be no assurance that the terms will be as favorable as the terms of the Private Placement, or acceptable at all.

Reasons for Stockholder Approval

Our common stock is currently listed on the Nasdaq National Market. We are seeking stockholder approval of the Private Placement in order to ensure compliance with Rule 4350 of the Nasdaq Marketplace Rules (“Nasdaq Rule 4350”). Stockholder approval of the Private Placement is not otherwise required as a matter of Delaware law or other applicable laws or rules or by our amended and restated certificate of incorporation or bylaws.

Under Nasdaq Rule 4350, we are required to obtain stockholder approval for a transaction involving the sale or issuance of shares of common stock (or securities convertible into or exercisable for common stock) at a price below the book value or market value, where the amount of stock being issued is equal to 20% or more of our common stock outstanding prior to such issuance or represents 20% or more of the voting power outstanding before such issuance. Under the terms of the Private Placement, the common stock will be issued to the Initial Investors at a price of $0.76, the Reference Price. The common stock will be issued to the Subsequent Investors at a price that equals the average closing sale prices of the common stock on the Nasdaq National Market for the thirty trading days immediately preceding the date such Subsequent Investor executes the Purchase Agreements, except that such purchase price cannot be less than the Reference Price. As a result of using this thirty-day trading average to establish the purchase price and as a result of the terms of the Purchase Agreement providing for the related issuance of Warrants to the investors in the Private Placement, we are unable to determine prior to issuance whether the price for such securities is below market value as defined by Nasdaq. Accordingly, we are seeking stockholder approval to ensure compliance with this aspect of the Nasdaq Rule 4350.

In addition, Nasdaq Rule 4350 requires stockholder approval in connection with the issuance of securities that could result in a change of control of an issuer. While the rule currently does not specifically define when a change in control of an issuer may be deemed to occur, Nasdaq suggests in its proposed rules that a change of control would occur, subject to certain limited exceptions, if after a transaction, a person or an entity will hold 20% or greater of the issuer’s then outstanding capital stock. For the purposes of calculating the holding of such person or entity, Nasdaq would take into account, in addition to all of the shares of capital stock received by such person or entity in the transaction, all of the shares held by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities and exercise of any options or warrants held by such person or entity. Kodiak Capital has agreed to purchase securities in the Private Placement that will result in it acquiring beneficial ownership, as calculated under Nasdaq Rule 4350, of securities representing significantly greater than 20% of our outstanding capital stock. Accordingly, we are seeking stockholder approval to ensure compliance with this aspect of the Nasdaq Rule 4350.

Finally, Nasdaq Rule 4350 also requires stockholder approval in connection with arrangements pursuant to which securities may be acquired by officers or directors of the issuer at a price below book or market value. Because Arthur J. Samberg, a current director of the Company, has a beneficial interest in Kodiak Capital (as described above), we are seeking stockholder approval to ensure compliance with the rule and allow for Mr. Samberg’s indirect participation in the Private Placement through Kodiak Capital.

Stockholder approval of the Private Placement is necessary to consummate the Private Placement.

Summary of Terms of the Private Placement

The following is a summary of the terms of the Private Placement and the provisions of the transaction documents. The Private Placement of our common stock and Warrants to purchase our common stock is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and we expect to rely upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder for an exemption from registration.

THIS SUMMARY OF THE TERMS OF THE PRIVATE PLACEMENT IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE TRANSACTION; HOWEVER, IT IS NOT A SUBSTITUTE FOR REVIEWING THE FORM OF PURCHASE AGREEMENT AND WARRANT. YOU SHOULD READ THIS SUMMARY IN CONJUNCTION WITH THE FORM OF PURCHASE AGREEMENT AND WARRANT ATTACHED HERETO.

Securities Purchase Agreement

The following summary of the provisions of the Purchase Agreements is qualified in its entirety by the form of Purchase Agreement attached hereto as Appendix A and incorporated by reference herein.

Pursuant to the Purchase Agreements entered into with the Initial Investors, we agreed to sell to the Initial Investors, subject to the approval of our stockholders, (i) shares of our common stock at a Purchase Price equal to the Reference Price ($0.76), and (ii) Warrants immediately exercisable for up to 70% of the number of shares of common stock purchased by such Initial Investor, at an exercise price equal to the Purchase Price for such Initial Investor.

The Purchase Agreements are structured to permit us to enter into additional Purchase Agreements with Subsequent Investors to issue shares of common stock and Warrants in the Private Placement for aggregate gross proceeds to the Company of up to an additional $4.8 million (in addition to the Initial Investors $9.2 million for a total $14 million), as our Board of Directors may deem in the best interests of the Company and its stockholders. The obligation of the Investors to purchase the securities issued in connection with the Private Placement is conditioned upon our securing Purchase Agreements for the purchase of our common stock and Warrants representing aggregate gross proceeds to HealtheTech of not less than $10 million. This closing condition may be waived by any Investor as applicable only to that Investor’s individual Purchase Agreement with the Company, without affecting the rights of other Investors.

The Purchase Price of the common stock issued to the Subsequent Investors shall equal the average closing sale prices of our common stock on the Nasdaq National Market for the thirty trading days immediately preceding the date the Subsequent Investor signs the Purchase Agreement, unless such average closing sale price is below the Reference Price, in which case a Subsequent Investor shall purchase the securities at the Reference Price.

The Purchase Agreements executed by the Subsequent Investors shall contain the same terms and conditions as the Purchase Agreements executed by the Initial Investors. The Warrants issued to the Subsequent Investors shall contain the same terms and conditions as the Warrants issued to the Initial Investors, except that the Warrants issued to Subsequent Investors shall be exercisable for up to 60% of the number of shares of common stock purchased by such Subsequent Investor (instead of 70% of such shares applicable to the Initial Investors), at an exercise price equal to the Purchase Price applicable to such Subsequent Investor. The Initial Investors representing a majority of the total aggregate purchase prices to be paid by all Initial Investors are permitted under the Purchase Agreements to waive this condition and allow the Company to grant a Warrant to purchase up to 70% of the number of shares of common stock purchased by such Subsequent Investor.

In the event we enter into Purchase Agreements with Subsequent Investors which, together with the Purchase Agreements executed by the Initial Investors, result in a commitment to the Company of greater than $10 million in gross proceeds (including the amount committed by the Initial Investors on or before September 29, 2003), the Initial Investors will be entitled to subscribe for additional shares of common stock and Warrants in amounts equal to their respective pro rata portion of all commitments over and above $10 million. These additional subscriptions would be made pursuant to additional Purchase Agreements and the purchase price paid by the Initial Investors for the additional common stock and Warrants would be equal to the Reference Price. However, in no event may the Company issue shares of common stock and Warrants in the Private Placement for aggregate gross proceeds in excess of $14 million.

Subject to stockholder approval, the closing of the Private Placement (“Closing”) shall occur on the fifth business day following satisfaction of all closing conditions or at our discretion up to ten days following such date. The aggregate purchase price to be paid by the Investors to the Company for the securities at the Closing shall not exceed $14 million.

Representations and Warranties.

The Purchase Agreements contain representations and warranties relating to our organization and qualification, authorization and enforceability of the Purchase Agreements, financial statements, regulatory compliance and other matters common in transactions of this kind.

Closing Conditions.

Unless waived by an Investor, each Investor’s obligation to purchase the securities issued in connection with the Private Placement is conditioned upon:

-	our securing Purchase Agreements for the purchase of our common stock and Warrants representing aggregate gross proceeds to HealtheTech of not less than $10 million,
-	our conducting a special meeting of our stockholders to be held within 45 days after the Definitive Agreement Date (subject to extensions based on review by the Securities and Exchange Commission (“SEC”)) for the purpose of securing the required stockholder approval of the Private Placement,
-	the amendment of our Rights Agreement dated as of December 11, 2002 (as more fully described below),
-	the absence of any material adverse change on our financial position, business, assets, liabilities or operations,
-	the Company’s third quarter 2003 revenues being no less than our second quarter revenues, and
-	other matters common in transactions of this kind.

Registration Rights.

Pursuant to the Purchase Agreements, we agreed to file with the SEC, at our expense, a registration statement related to the common stock issued to the Investors or issuable upon the exercise of the Warrants within thirty days after the Closing Date. We agreed to use our reasonable best efforts to have such registration statement declared effective by the SEC within 90 days after the registration statement is initially filed. The registration rights include other customary terms, including without limitation those related to registration expenses, indemnification and other similar provisions. In the event that the registration statement is not declared effective within 120 days after the Closing Date, then we must pay to each Investor 1.0% of the Investor’s aggregate purchase price per month (on a pro-rated basis) for the period beginning 121 days after the Closing Date until the registration statement is declared effective.

Amendments.

A Purchase Agreement with an Investor may be modified or amended only pursuant to a written instrument signed by both the Company and that Investor, subject to any rights granted uniformly to all Investors and subject to the Company’s covenants with respect to the Initial Investors.

Terms of the Warrants The following description of the rights and preferences of the Warrants is qualified in its entirety by the form of Warrant attached hereto as Appendix B and incorporated herein. The Warrants issued to the Initial Investors are exercisable for up to 70% of the number of shares of common stock purchased by such Investor, at an exercise price equal to the Purchase Price for such Investor. The Warrants issued to Subsequent Investors shall contain the same terms and conditions as the Warrants issued to the Initial Investors, except that such Warrants shall be exercisable for up to 60% of the number of shares of common stock purchased by such Subsequent Investor (instead of 70% of such shares applicable to the Initial Investors), at an exercise price equal to the Purchase Price applicable to such Subsequent Investor, unless the Initial Investors representing a majority of the total aggregate purchase prices to be paid by all Initial Investors agree to waive this condition and permit us to grant a Warrant to Subsequent Investors to purchase up to 70% of the number of shares of common stock purchased by such Subsequent Investor.

All Warrants will have a term of ten years, will be immediately exercisable and will include cashless net exercise provisions.

If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the Warrants will be adjusted appropriately. In the event that we issue additional shares of our common stock in certain non-exempt transactions for a price less than the exercise price per share under the Warrants, then the exercise price will be adjusted downward based on a broad-based weighted average formula provided in the Warrants. In the event of any consolidation, merger or reorganization involving the Company, the Warrants will terminate unless exercised prior to the consummation of any such transaction.

Amendment of the Rights Agreement

On December 11, 2002 we entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, our transfer agent, designed to enable our stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire HealtheTech. Our Board of Directors adopted the Rights Agreement as a means to guard against abusive takeover tactics and not in response to any particular proposal. Currently, the rights provided under the Rights Agreement will be exercisable only if a person or group acquires 15 percent or more of our common stock or announces a tender offer for 15 percent or more of our common stock (a “Triggering Event”). If a person acquires 15 percent or more of our common stock, all holders of such rights, except the buyer, will be entitled to acquire HealtheTech common stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of our common stock without negotiations with our Board of Directors. Acquisitions of stock directly from the Company are generally excluded from causing a Triggering Event.

Nonetheless, because Kodiak Capital and its affiliates, upon the Closing, will be deemed to beneficially own a substantial percentage of the Company’s outstanding capital stock, we intend to amend the Rights Agreement prior to Closing to provide that Kodiak Capital and its affiliates will be exempt from the Rights Agreement, unless Kodiak and its affiliates, after becoming the beneficial owner of more than 15% of our common stock, acquire beneficial ownership of any additional shares of common stock (other than by reason of acquisitions directly from the Company) without the prior consent of the Company. Under the Rights Agreement, the Board of Directors has express authority to amend the Rights Agreement without stockholder approval. Accordingly, no stockholder action is required to amend the Rights Agreement.

Impact of the Private Placement on Existing Stockholders –Advantages and Disadvantages

Advantages. Before voting, each stockholder should consider the fact that the Private Placement will provide additional financing, which will be critically important to our efforts to continue operations. You should consider the fact that our current capital resources are very limited. We believe that our existing capital resources, together with expected revenue, will be sufficient to support our current operating plan and spending only through March, 2004. We will require additional financing to fund our operations as currently planned beyond that date. If, as of December, 2003, a sufficient financing or corporate partnering transaction is not reasonably assured, we will be required to significantly scale back our operations by reducing our headcount and significantly reducing all non-essential spending. We anticipate that upon the execution of such actions, our then existing capital resources will be sufficient to support the substantially reduced funding of our current programs as well as our operations only through the end of June, 2004. In addition, we believe that the execution of such actions would adversely impact our ability to generate increased revenue. Thus, if we do not consummate the financing contemplated by the Private Placement, we would be forced to immediately consider other financing or strategic options. An alternative financing is unlikely to be available on acceptable terms, or at all, and we cannot predict whether a corporate partnering transaction would be available on acceptable terms, or at all. In addition to other possibilities, we may be forced to consider selling some or all of our assets. However, there can be no assurance that we would be able to sell any of our assets, or that if we were able to sell some or all of our assets, that we would be able to do so on favorable terms.

Disadvantages. The Private Placement will have a highly dilutive effect on our current stockholders and option holders; current HealtheTech stockholders’ aggregate percentage ownership of the company will decline significantly as a result of the Private Placement. The number of shares issued pursuant to the Private Placement will increase substantially the number of shares of common stock currently outstanding. This means that our current stockholders will own a much smaller interest in HealtheTech as a result of the Private Placement.

For purposes of example only, a stockholder who owned approximately 5.0% of our outstanding stock as of September 25, 2003, would own approximately 2.58% of the shares outstanding immediately after the Private Placement, assuming the maximum investment of $14 million at the Reference Price leading to the issuance of 18,421,053 shares of common stock to the Investors, and would own 1.93% of the shares outstanding immediately after the Private Placement assuming full exercise of the maximum possible number of Warrants to purchase 12,236,842 shares of common stock.

In addition, before voting, each stockholder also should consider the following disadvantages of the Private Placement:

The Investors in the Private Placement could control up to approximately 61.42% of the voting power of our capital stock immediately upon the Closing of the Private Placement, assuming a maximum investment of $14 million at the Reference Price and full exercise of the Warrants. Following the Closing, the Investors would hold the requisite percentage of our outstanding shares so as to permit them, if they chose to act in concert, to take actions requiring stockholder approval, including the election of directors, without obtaining the approval of our other stockholders. Specifically, as a result of Kodiak Capital’s participation in the Private Placement, Joseph Samberg, Jeffery Samberg and Arthur Samberg could collectively beneficially own up to a maximum of 35.74 % of our common stock; assuming (i) the maximum permitted investment of $14 million by Investors at the Reference Price, (ii) Kodiak Capital (and no other Initial Investor) exercises its pro rata right to subscribe for additional shares of common stock and Warrants based on all commitments over and above $10 million, and (iii) full exercise of the Warrants to be issued in the Private Placement. Based on these assumptions, Kodiak Capital could, following completion of the Private Placement, hold the requisite percentage of our outstanding shares adequate to influence actions requiring stockholder approval, including the election of directors.

All shares of common stock issued in the Private Placement and issuable upon the exercise of the Warrants will be entitled to certain registration rights. Consequently, if such shares are registered, such shares will be freely transferable without restriction under the Securities Act (but may be subject to the short-swing profit rules and other restrictions under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Such free transferability could materially and adversely affect the market price of our common stock if a sufficient number of such shares are sold into the market. In addition, even if the shares of common stock are not registered, the Investors may be eligible to sell some of the common stock pursuant to Rule 144 of the Securities Act.

Although our common stock will continue to be quoted on a securities exchange, we may differ in important respects from a publicly owned corporation in that our activities could potentially be controlled by a few Investors.

Post Closing Capitalization. The following table reflects the approximate number of shares of our common stock that would be outstanding as a result of the Closing of the Private Placement (before giving effect to the proposed reverse stock split) assuming (i) all Investors purchase the securities at the Reference Price of $0.76 in exchange for aggregate gross proceeds to the Company of between $10 million and a maximum of $14 million, and (ii) assuming full exercise of the Warrants to be issued in the Private Placement (equal to 70% of the number of shares of common stock purchased by the Investors) at such assumed investment amounts.

Before the Private Placement	Assuming a $10.0 Million Private Placement	Assuming a $10.5 Million Private Placement	Assuming a $11.0 Million Private Placement	Assuming a $11.5 Million Private Placement	Assuming a $12.0 Million Private Placement	Assuming a $12.5 Million Private Placement	Assuming a $13.0 Million Private Placement	Assuming a $13.5 Million Private Placement	Assuming a $14.0 Million Private Placement
19,668,321	42,036,742	43,155,163	44,273,584	45,392,005	46,510,426	47,628,847	48,747,268	49,865,689	50,984,110

Interests of Certain Investors in the Private Placement

Kodiak Capital, LLC is the lead investor in this private placement. Joseph Samberg and Jeffery Samberg are members of Kodiak Capital and Arthur J. Samberg is the Managing Member of Kodiak Capital. Joseph Samberg is the holder of approximately 9.16% of our common stock outstanding as of September 25, 2003, as disclosed further in the section entitled “Security Ownership of Certain Beneficial Owners and Management”. Jeffery Samberg is the managing member of Campfire Family, LLC, of which each of Jeffery Samberg and Joseph Samberg are one-third beneficiaries. Jeffery Samberg holds less than 1% of our common stock outstanding as of September 25, 2003 including his direct stock ownership and his one-third beneficial ownership of Campfire Family, LLC. Arthur J. Samberg, the father of Joseph Samberg and Jeffery Samberg, is a current member of our Board of Directors and a holder of approximately 3.57% of our common stock outstanding as of September 25, 2003, as adjusted pursuant to SEC rules. Following the Closing, Joseph Samberg, Jeffery Samberg and Arthur Samberg could collectively beneficially own up to a maximum of 35.74 % of our common stock; assuming (i) the maximum permitted investment of $14 million by Investors at the Reference Price, (ii) Kodiak Capital (and no other Initial Investor) exercises its pro rata right to subscribe for additional shares of common stock and Warrants based on all commitments over and above $10 million, and (iii) full exercise of the Warrants to be issued in the Private Placement. Based on these assumptions, Kodiak Capital could, following completion of the Private Placement, hold the requisite percentage of our outstanding shares adequate to influence actions requiring stockholder approval, including the election of directors.

Arthur Samberg abstained from all discussions by, and votes of, our Board of Directors on matters related to the Private Placement.

Opinion of our Independent Financial Advisor

The opinion of our independent financial advisor, William Blair, is not a recommendation as to how any stockholder should vote at the special meeting. The full text of William Blair’s written opinion is attached to this proxy statement as Appendix C and is qualified in its entirety by reference to the full text. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Our Special Committee retained William Blair to render an opinion as to whether the consideration to be received by us in connection with the Private Placement was fair to our stockholders who are not Investors from a financial point of view. The opinion, which we refer to in this proxy statement as the “Fairness Opinion,” was prepared to assist our Special Committee in evaluating the terms of the Private Placement. William Blair is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

At the September 25, 2003 meeting of the Special Committee, William Blair presented its analysis and rendered to the Special Committee its opinion that, based on and subject to the matters described in the Fairness Opinion, the consideration to be received by us in connection with the Private Placement is fair to our stockholders who are not Investors from a financial point of view.

No limitations were imposed by our Special Committee upon William Blair with respect to the investigations made or procedures followed by it in rendering its opinion. William Blair has not been requested and does not intend to update, revise or reaffirm its Fairness Opinion in connection with the Private Placement, including to reflect any circumstances or events that have occurred since September 25, 2003. You should understand that the opinion speaks only as of its date. Events that could affect the fairness of the Private Placement to the holders of our common stock who are not Investors, from a financial point of view, include adverse changes in industry performance or market conditions and changes to our business, financial condition and results of operations.

William Blair was a co-managing underwriter of our initial public offering on July 12, 2002. William Blair has provided equity research on the Company through its research department since August 22, 2002. William Blair may trade our securities for its own account and for the accounts of its customers and may hold a long or short position in such securities.

William Blair considered several methodologies to assess the fairness of the consideration to be received by us in connection with the Private Placement. In arriving at its Fairness Opinion, among other things, William Blair did the following:

•	reviewed our annual reports to stockholders and on Form 10-K for the fiscal year ended December 31, 2003 and our interim financial statements on Form 10-Q for the period ended June 30, 2003;

•	discussed with certain members of our senior management our operations, financial condition, future prospects and projected operations and performance, and discussed certain matters with representatives of our counsel;

•	reviewed forecasts and projections prepared by our management with respect to us for the years ending December 31, 2003 through 2007;

•	reviewed the historical market prices and trading volume for our publicly traded securities;

•	reviewed certain other publicly available financial data for certain companies that William Blair deems comparable to us, and publicly available prices and premiums paid in other Private Placements that it deemed relevant to the Private Placement;

•	reviewed copies of the following Private Placement Documents:

Memorandum of Proposed Terms for Private Placement (“Term Sheet”) dated September 24, 2003;

Form of Securities Purchase Agreement; and

Form of Common Stock Purchase Warrant; and

•	conducted such other studies, analyses and inquiries as William Blair deemed appropriate.

Required Vote

The affirmative vote of the stockholders having a majority of the voting power of all shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve and ratify Proposal 1. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors Recommends

a Vote in Favor of Proposal 1.

PROPOSAL 2

APPROVAL OF THE REVERSE STOCK SPLIT

Overview

Our Board of Directors has unanimously approved a proposal to amend and restate our amended and restated certificate of incorporation to effect a Reverse Stock Split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-two to one-to-15. Our Board of Directors has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon these amendments to the Company’s certificate of incorporation to effect the Reverse Stock Split whereby a number of outstanding shares of common stock between and including two and 15, such number consisting only of whole shares, will be combined into one share of common stock.

Upon receiving stockholder approval, our Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of HealtheTech and our stockholders, whether or not to effect a Reverse Stock Split, and if so, the number of shares of common stock between and including two and 15 which will be combined into one share of common stock, at any time before the first anniversary of this special meeting of stockholders; however, if stockholders approve the Private Placement, the Reverse Stock Split would not occur prior to the Closing of the Private Placement. We believe that stockholder approval of these amendments granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides our Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of HealtheTech and our stockholders. If approved by the stockholders, our Board of Directors will have the authority to effect a Reverse Stock Split on only one occasion (unless the stockholders subsequently approve an additional reverse stock split, which we do not currently anticipate).

Proposal 2 is independent from Proposal 1 – Approval of the Private Placement. Accordingly, our Board of Directors may choose to effectuate the Reverse Stock Split even if the stockholders do not approve the Private Placement. If stockholders approve the Private Placement and our Board of Directors determines it to be in the best interests of HealtheTech and our stockholders to effectuate the Reverse Stock Split, the Reverse Stock Split would occur at some time following the Closing of the Private Placement but before the first anniversary of this special meeting of stockholders.

The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix D. By approving these amendments, stockholders will approve a series of amendments to the certificate of incorporation pursuant to which any whole number of outstanding shares between and including two and 15 would be combined into one share of common stock, and authorize our Board of Directors to file only one such amendment, as determined by our Board of Directors in the manner described herein, and to abandon each amendment not selected by our Board of Directors. The Board of Directors may also elect not to effect any reverse stock split.

If approved by our stockholders, and following such approval our Board of Directors determines that effecting a Reverse Stock Split is in the best interests of HealtheTech and our stockholders, the Reverse Stock Split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits set forth in this proposal to be combined into one share of common stock.

If our Board of Directors elects to effect a Reverse Stock Split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by our Board of Directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. Currently, we are authorized to issue up to a total of 105,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 100,000,000 shares of common stock. This amendment would not change the number of total authorized shares of our capital stock. Thus, immediately following the Reverse Stock Split, the total number of authorized shares of capital stock would remain at 105,000,000, consisting of 5,000,000 shares of preferred stock and 100,000,000 shares of common stock. The par value of the preferred stock and common stock would remain unchanged at $0.001 per share.

While the Reverse Stock Split will not change your ownership percentage in HealtheTech, the Private Placement, as forth in “Proposal 1- Approval of the Private Placement” would cause your ownership percentage in HealtheTech to decline substantially.

Reasons for the Reverse Stock Split

We believe that a Reverse Stock Split may be desirable for a number of reasons. First, we believe that a Reverse Stock Split may allow the Company to avoid having its common stock delisted from the Nasdaq National Market. Second, we believe that a Reverse Stock Split could improve the marketability and liquidity of our common stock.

Our common stock is quoted on the Nasdaq National Market. In order for the common stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. If our common stock were to be delisted, and the common stock does not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board of Directors or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq National Market.

On August 1, 2003, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 180 calendar days ending January 28, 2004, our common stock would be delisted at that time.

We expect that a Reverse Stock Split of our common stock will increase the market price of the common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the common stock after the reverse split will not rise in proportion to the reduction in the number of shares of the common stock outstanding resulting from the Reverse Stock Split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors that are unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that our common stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of the common stock remains in excess of $1.00. Notwithstanding the foregoing, we believe that the proposed Reverse Stock Split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary, at least in the short term, to satisfy the $1.00 minimum bid price requirement.

In addition, we believe that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the Reverse Stock Split. Our Board of Directors anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Board of Directors Discretion to Implement the Reverse Stock Split

If the Reverse Stock Split is approved by our stockholders, it will be effected, if at all, only upon a determination by our Board of Directors that a Reverse Stock Split (with an exchange ratio determined by our Board of Directors as described above) is in the best interests of HealtheTech and our stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of our common stock.

If our Board of Directors determines to effect the Reverse Stock Split, they will consider certain factors in selecting the specific exchange ratio, including prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we will need to take in order to achieve compliance with the trading price requirements and other listing regulations of the Nasdaq National Market. Based in part on the price of our common stock on the days leading up to the filing of the amendment to our amended and restated certificate of incorporation effecting the Reverse Stock Split, our Board of Directors will select the ratio which it believes will, in accordance with Nasdaq maintenance requirements, (i) increase the trading price of our common stock sufficiently to maintain, at least in the short term, a minimum bid price of at least $1.00 and (ii) result in the continued existence of at least 400 stockholders of round lots.

Notwithstanding approval of the Reverse Stock Split by the stockholders, our Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Stock Split prior to the one year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If our Board of Directors fails to implement any of the amendments prior to the one year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any Reverse Stock Split.

Effects of the Reverse Stock Split

After the effective date of the proposed Reverse Stock Split, each of our stockholders will own a reduced number of shares of our common stock. However, the proposed Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests, except to the extent that the reverse split results in any of the stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of our outstanding shares of common stock immediately prior to Reverse Stock Split would continue to hold 2% of the voting power of our outstanding shares of common stock immediately after the Reverse Stock Split. The number of stockholders of record will not be affected by the proposed Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed Reverse Stock Split).

The following table reflects the approximate number of shares of our common stock that would be outstanding as a result of each proposed Reverse Stock Split, without accounting for fractional shares which will be cancelled and paid for in cash, based on 19,668,321shares of our common stock outstanding as of September 25, 2003 and assuming the maximum investment of $14 million by Investors in the Private Placement at the Reference Price and full exercise of the Warrants to be issued in the Private Placement (equal to 70% of the number of shares of common stock purchased by the Investors) at such assumed investment amounts.

Proposed Reverse Stock Split	Shares Outstanding After the Reverse Stock Split (without Private Placement Shares)	Maximum Potential Post-Split Shares Issued in the Private Placement	Maximum Potential Post-Split Warrants Issued in the Private Placement	Shares Outstanding After the Reverse Stock Split (including Private Placement Shares and Warrants)	Shares Authorized But Unissued After the Reverse Stock Split (without Private Placement Shares)	Shares Authorized But Unissued After the Reverse Stock Split (including Private Placement Shares and Warrants)
1 for 2	9,834,161	9,210,526	6,447,368	25,492,055	90,165,840	74,507,945
1 for 3	6,556,107	6,140,351	4,298,246	16,994,703	93,443,893	83,005,297
1 for 4	4,917,080	4,605,263	3,223,684	12,746,028	95,082,920	87,253,972
1 for 5	3,933,664	3,684,211	2,578,947	10,196,822	96,066,336	89,803,178
1 for 6	3,278,054	3,070,175	2,149,123	8,497,352	96,721,947	91,502,648
1 for 7	2,809,760	2,631,579	1,842,105	7,283,444	97,190,240	92,716,556
1 for 8	2,458,540	2,302,632	1,611,842	6,373,014	97,541,460	93,626,986
1 for 9	2,185,369	2,046,784	1,432,749	5,664,901	97,814,631	94,335,099
1 for 10	1,966,832	1,842,105	1,289,474	5,098,411	98,033,168	94,901,589
1 for 11	1,788,029	1,674,641	1,172,249	4,634,919	98,211,971	95,365,081
1 for 12	1,639,027	1,535,088	1,074,561	4,248,676	98,360,973	95,751,324
1 for 13	1,512,948	1,417,004	991,903	3,921,855	98,487,052	96,078,145
1 for 14	1,404,880	1,315,789	921,053	3,641,722	98,595,120	96,358,278
1 for 15	1,311,221	1,228,070	859,649	3,398,941	98,688,779	96,601,059

Although the proposed Reverse Stock Split will not affect the rights of our stockholders or any stockholder’s proportionate equity interest in HealtheTech (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of our Board of Directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of our currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the our certificate of incorporation or bylaws.

The proposed Reverse Stock Split will reduce the number of shares of common stock available for issuance under our 1998 Stock Plan, 2002 Stock Plan, 2002 Director Option Plan and Employee Stock Purchase Plan in proportion to the exchange ratio selected by our Board of Directors within the limits set forth in this proposal. There are also certain outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the proposed Reverse Stock Split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the Reverse Stock Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. None of the rights currently accruing to holders of our common stock, options or warrants would be affected by the Reverse Stock Split.

If the proposed Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

The common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the common stock under the Exchange Act. If the proposed Reverse Stock Split is implemented, the common stock will continue to be reported on the Nasdaq National Market under the symbol “HETC” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Reverse Stock Split has occurred).

Effective Date

The proposed Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of our common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of our stockholders, into new shares of common stock in accordance with Reverse Stock Split ratio determined by our Board of Directors within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the common stock on the effective date as reported on the Nasdaq National Market by (ii) the number of shares of common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date, our stockholders will be notified that the reverse split has been effected. Our transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate which prior to the Reverse Stock Split represented shares of common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Until surrendered as contemplated herein, each certificate which immediately prior to the Reverse Stock Split represented any shares of common stock shall be deemed at and after the Reverse Stock Split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so and until they receive a transmittal form from the exchange agent.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the Reverse Stock Split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value per common share will be increased because there will be fewer shares of common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the proposed amendments to our charter to effect the reverse split and we will not independently provide the stockholders with any such right.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed Reverse Stock Split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by HealtheTech as a result of the Reverse Stock Split.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date will be required to approve these amendments to HealtheTech’s amended and restated certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The Board of Directors Recommends

a Vote in Favor of Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of September 25, 2003, by: (i) each director; (ii) each of the current and former executive officers named in the Summary Compensation Table; (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o HealtheTech, Inc., 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401.

	Beneficial Ownership(1)		Pro Forma Ownership following Maximum Private Placement(2)
Beneficial Owner	Number of Shares	Percent of Total	Percent of Total

5% stockholders:
Joseph Samberg(3)	1,802,191	9.16%	26.20%
Kingdon Capital Management, LLC(4)	1,416,665	7.20%	2.78%

Named Executive Officers:
Kamal Hamid(5)	157,020	*	*
Noel L. Johnson(6)	1,164,110	5.74%	2.26%
Jay T. Kearney(7)	111,010	*	*
James R. Mault(8)	1,949,341	9.51%	3.76%
Scott Meyer	0	*	*
Mark B. Mondry	59,166	*	*
Stephen E. Webb(9)	279,064	1.40%	*

Directors:
Khalid Al-Mansour(10)	53,471	*	*
Vernon A. Brunner(11)	90,000	*	*
James W. Dennis(12)	341,310	1.71%	*
Allen M. Krass(13)	689,866	3.50%	1.35%
Charles P. Rothstein(14)	591,109	3.00%	1.16%
Arthur J. Samberg(15)	702,554	3.57%	24.54%
Robert I. Theis(16)	73,332	*	*
Gerald J. Laber	0	*	*
All executive officers and directors as a group (15 persons)(17)	7,022,579	32.81%	31.89%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 19,668,321 shares outstanding on September 25, 2003, adjusted as required by rules promulgated by the SEC.

(2)	Assumes the maximum investment of $14 million by Investors in the Private Placement at the Reference Price and full exercise of the Warrants to be issued in the Private Placement (equal to 70% of the number of shares of common stock purchased by the Investors) at such assumed investment amounts.

(3)	Includes 440,485 shares held by Sandra Samberg, Mr. Samberg’s spouse, 401,048 shares held by Mr. Samberg as co-trustee of his minor children’s trusts and 266,666 shares held by Campfire Family, LLC, of which Mr. Samberg is one of three direct beneficiaries. Mr. Samberg disclaims beneficial ownership of any shares held by Sandra Samberg, held in his minor children’s trusts and held by Campfire Family, LLC, except to the extent of his pecuniary interest therein. Pro forma ownership includes Mr. Samberg’s potential beneficial ownership of the maximum number of shares that may be purchased by Kodiak Capital in the Private Placement. Mr. Samberg’s address is JDS Capital Management, 780 Third Avenue, New York, New York 10017.

(4)	The address of Kingdon Capital Management, LLC, is 152 West 57th Street, New York, New York 10019.

(5)	Includes options to purchase 150,937 shares exercisable within 60 days of September 25, 2003.

(6)	Includes 333,333 shares held in the Johnson Family 2002 Irrevocable Trust and options to purchase 600,777 shares exercisable within 60 days of September 25, 2003.

(7)	Consists of options to purchase 111,010 shares exercisable within 60 days of September 25, 2003.

(8)	Includes options to purchase 825,833 shares exercisable within 60 days of September 25, 2003.

(9)	Includes options to purchase 245,175 shares exercisable within 60 days of September 25, 2003.

(10)	Consists of options to purchase 53,471shares exercisable within 60 days of September 25, 2003.

(11)	Includes a warrant to purchase up to 75,000 shares exercisable within 60 days of September 25, 2003.

(12)	Consists of options to purchase up 265,310 shares exercisable within 60 days of September 25, 2003 and a warrant to purchase up to 76,000 shares exercisable within 60 days of September 25, 2003.

(13)	Includes 60,800 shares held by Mr. Krass as co-trustee of his minor grandchildren’s trusts and options to purchase 26,666 shares exercisable within 60 days of September 25, 2003.

(14)	Includes options to purchase 39,999 shares exercisable within 60 days of September 25, 2003, and 551,110 shares held by InvestCare Partners Limited Partnership (“InvestCare”), which is managed by GMA Capital, LLC, of which Mr. Rothstein is the managing director. Mr. Rothstein disclaims beneficial ownership of the shares held by InvestCare, except to the extent of his pecuniary interest in GMA Capital, LLC.

(15)	Includes options to purchase 26,666 shares exercisable within 60 days of September 25, 2003. Pro forma ownership includes Mr. Samberg’s potential beneficial ownership of the maximum number of shares that may be purchased by Kodiak Capital in the Private Placement.

(16)	Consists of options to purchase 73,332 shares exercisable within 60 days of September 25, 2003.

(17)	Includes options to purchase 2,419,176shares exercisable within 60 days of September 25, 2003, and an aggregate of 151,000 shares exercisable pursuant to fully exercisable warrants.

Change in Control

If we consummate the Private Placement as described above in “Proposal 1—Approval of the Private Placement,” the Private Placement will be considered a change of control of HealtheTech based on certain criteria and presumptions established by Nasdaq. The Investors in the Private Placement could control up to approximately 61.42% of the voting power of our capital stock immediately upon the Closing of the Private Placement, assuming a maximum investment of $14 million at the Reference Price and full exercise of the Warrants. Following completion of the Private Placement, the Investors would hold the requisite percentage of our outstanding shares so as to permit them, if they chose to act in concert, to take actions requiring stockholder approval, including the election of directors,

Kodiak Capital, LLC is the lead investor in this private placement. Joseph Samberg and Jeffery Samberg are members of Kodiak Capital and Arthur J. Samberg is the Managing Member of Kodiak Capital. Joseph Samberg is the holder of approximately 9.16% of our common stock outstanding as of September 25, 2003, as disclosed further in the section entitled “Security Ownership of Certain Beneficial Owners and Management”. Jeffery Samberg is the managing member of Campfire Family, LLC, of which each of Jeffery Samberg and Joseph Samberg are one-third beneficiaries. Jeffery Samberg holds less than 1% of our common stock outstanding as of September 25, 2003 including his direct stock ownership and his one-third beneficial ownership of Campfire Family, LLC. Arthur J. Samberg, the father of Joseph Samberg and Jeffery Samberg, is a current member of our Board of Directors and a holder of approximately 3.57% of our common stock outstanding as of September 25, 2003, as adjusted pursuant SEC rules. Following the Closing, Joseph Samberg, Jeffery Samberg and Arthur Samberg could collectively beneficially own up to a maximum of 35.74 % of our common stock; assuming (i) the maximum permitted investment of $14 million by Investors at the Reference Price, (ii) Kodiak Capital (and no other Initial Investor) exercises its pro rata right to subscribe for additional shares of common stock and Warrants based on all commitments over and above $10 million, and (iii) full exercise of the Warrants to be issued in the Private Placement. Based on these assumptions, Kodiak Capital could, following completion of the Private Placement, hold the requisite percentage of our outstanding shares adequate to influence actions requiring stockholder approval, including the election of directors, without obtaining the approval of our other stockholders.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Beginning in 2003, each of our non-employee Directors receive an annual retainer of $6,000 for serving on our Board of Directors and an additional annual retainer of $1,000 for service on any Board of Directors committee, each payable in quarterly installments. The members of our Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board of Directors meetings in accordance with our expense reimbursement policy.

1998 Stock Plan

Upon the consummation of our initial public offering, our non-employee directors were granted discretionary non-statutory stock options for their services to the Company under our 1998 Stock Plan (which shall be referred to as the “1998 Plan”). Following the close of our initial public offering, our Board of Directors decided not to grant any additional awards under the 1998 Plan.

The exercise price of options granted to non-employee directors under our 1998 Plan was not less than 100% of fair market value of our common stock and the term of these options shall not exceed 10 years. Any outstanding option granted to a non-employee director would terminate before the end of its 10-year term if the person ceases to be a director.

Our 1998 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each stock purchase right and option. If the outstanding stock purchase rights or options are not assumed or substituted, the administrator may provide that they become fully exercisable before termination.

2002 Director Option Plan

Our Board of Directors adopted the 2002 Director Option Plan (which will be referred to as the “Director Plan”) in April 2002, and the stockholders approved the Director Plan in June 2002. The Director Plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

All grants of options to our non-employee directors under the Director Plan are automatic. We will grant each non-employee director an option to purchase 25,000 shares when such person first becomes a non-employee director, except for those directors who become non-employee directors by ceasing to be employee directors. All non-employee directors will receive an option to purchase 10,000 shares, as well as an option for an additional 5,000 shares for each Board committee upon which the non-employee director serves, on the date of our annual stockholder’s meeting each year. Options granted to non-employee directors under the Director Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

All options granted under the Director Plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each option to purchase 25,000 shares becomes exercisable as to 25% of the shares subject to the option on each anniversary of its date of grant provided the non-employee director remains a director on such dates. Each option to purchase 10,000 shares or 5,000 shares becomes exercisable as to 100% of the shares subject to the option on the anniversary of its date of grant provided the non-employee director remains a director on such date. If a non-employee director is nominated for re-election but is not re-elected to the Board of Directors, any unvested portion of that director’s options will become immediately exercisable.

After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of 3 months. However, an option may never be exercised later than the expiration of its term.

A non-employee director may not transfer options granted under the Director Plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. If the outstanding options are not assumed or substituted for, our Board of Directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

Unless terminated sooner, the Director Plan will automatically terminate in 2012. Our Board of Directors has the authority to amend, alter, suspend, or discontinue the Director Plan, but no such action may adversely affect any grant made under it.

2002 Fiscal Year Director Compensation

During the last fiscal year, the Company granted one option under the Director Plan covering 25,000 shares to a new non-employee director of the Company, James W. Dennis, at an exercise price per share of $4.20 per share which was 100% of the fair market value of such common stock on the date of grant based on the closing sales price reported on the Nasdaq National Market for such date of grant. In addition, prior to the effectiveness of the Director Plan, an aggregate of 193,328 shares were granted under the 1998 Plan to non-employee directors of the Company prior to the consummation of our initial public offering at exercise prices of $7.50 per share. The exercise prices of these grants represented 100% of the fair market value of such common stock on the dates of grant as determined by the Board of Directors. In December 2002, a former non-employee director of the Company exercised an option to purchase 33,333 shares, at an exercise price of $2.25 per share, granted to him as a director under the 1998 Plan.

On September 7, 2002, James W. Dennis was issued a fully exercisable warrant to purchase up to 76,000 shares, at exercise prices of between $7.50 and $10.00 per shares. If not exercised, 40,000 shares expire on September 6, 2004 and the remaining 36,000 shares expire on September 6, 2005. Mr. Dennis was issued this warrant for services provided to the Company prior to his being appointed as a director of the Company.

On December 11, 2002, Vernon A. Brunner was issued a fully exercisable warrant to purchase up to 75,000 shares, at exercise prices of between $10.00 and $20.00 per share. If not exercised, 25,000 shares expire on each of December 11, 2003, 2004 and 2005, respectively. The Company issued this warrant to Mr. Brunner in connection with services he rendered to the Company prior to his being appointed as a director of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2001 and 2002, compensation awarded or paid to, or earned by, our former Chief Executive Officer, our other four most highly compensated executive officers at December 31, 2002, and two former executive officers who departed from the Company during fiscal year 2002 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)
Dr. James R. Mault(3)	2002	$251,923	$62,500	$0	320,833	$0
Former Chairman and Chief Executive Officer	2001	249,359	0	0	0	0
Dr. Noel L. Johnson(4)	2002	$204,629	$50,000	$0	211,166	$0
Chief Technology Officer	2001	199,503	12,500	0	0	0
Stephen E. Webb(5)	2002	$178,462	$2,500	$0	303,391	$0
Chief Financial Officer	2001	0	0	0	0	0
Kamal Hamid(6)	2002	$178,231	$2,500	$0	90,887	$0
Vice President, Investor Relations and Strategic Planning	2001	$179,539	0	0	0	0
Jay T. Kearney(7)	2002	$155,961	$2,500	$0	89,772	$0
Vice President, Clinical Affairs	2001	135,231	0	0	0	0
Scott K. Meyer	2002	$147,692	$0	$0	160,000	$115,239	(8)
Former Chief Marketing Officer	2001	0	0	0	0	0
Mark B. Mondry	2002	$90,000	$0	$0	79,999	$112,399	(9)
Former Vice President, General Counsel	2001	179,705	0	0	0	0

(1)	As permitted by rules promulgated by the SEC, no amounts are shown for fiscal year 2000.

(2)	As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites,” where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(3)	Dr. Mault’s employment with us terminated as of April 29, 2003. A $60,000 cash bonus was paid to Dr. Mault in 2002 for his performance during fiscal 2001 and a $2,500 cash bonus was paid to Dr. Mault in February 2003 for his performance during 2002. In 2003, Dr. Mault was granted an option to purchase 47,500 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(4)	A $35,000 cash bonus was paid to Dr. Johnson in 2002 for his performance during fiscal 2001 and a $12,500 bonus was paid to Dr. Johnson in 2002 in connection with our obtaining FDA 510(k) clearance on one of our devices. A $2,500 cash bonus was paid to Dr. Johnson in February 2003 for his performance during 2002. In 2003, Dr. Johnson was granted an option to purchase 47,500 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(5)	A $2,500 cash bonus was paid to Mr. Webb in February 2003 for his performance during 2002. In 2003, Mr. Webb was granted an option to purchase 36,370 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(6)	A $2,500 cash bonus was paid to Mr. Hamid in February 2003 for his performance during 2002. In 2003, Mr. Hamid was granted an option to purchase 34,887 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(7)	A $2,500 cash bonus was paid to Mr. Kearney in February 2003 for his performance during 2002. In 2003, Mr. Kearney was granted an option to purchase 25,756 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(8)	Mr. Meyer’s employment with us terminated as of December 31, 2002. Mr. Meyer received $10,210.03 in relocation expense in connection with his employment and $5,028.85 in vacation pay-out in connection with his termination of employment. Pursuant to the terms of a separation agreement and release, Mr. Meyer received a severance payment in the amount of $100,000, which equals twenty-six weeks of his base salary. (See “Employment, Severance and Change of Control Agreement” below).

(9)	Mr. Mondry’s employment with us terminated as of June 28, 2002. Mr. Mondry received $103,846.20 in severance and $8,552.60 in vacation pay-out in connection with this termination of employment. (See “Employment, Severance and Change of Control Agreement” below).

STOCK OPTION GRANTS AND EXERCISES

We grant options to our executive officers under the Company’s 1998 Stock Plan (the “1998 Plan”) and its 2002 Stock Plan (the “2002 Stock Plan”, collectively with the 1998 Plan, the “Incentive Plans”). As of December 31, 2002, options to purchase 4,483,180 shares were outstanding under the Incentive Plans and options to purchase 2,534,887 shares remained available for grant. As of September 30, 2003, options to purchase 7,295,035 shares were outstanding under the Incentive Plans and options to purchase 887,940 shares remained available for grant.

The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Option Grants in Fiscal 2002

	Individual Grants
	Number of Securities Underlying Options Granted (#)(2)		Percentage of Total Options Granted to Employees in Fiscal 2002(3)	Exercise Price ($/Sh)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
Name					Expiration Date		5% ($)	10% ($)
Dr. James R. Mault	213,333	(4)	8.96%	$2.888	01/22/07	(4)	$209,535	$475,363
	60,000	(5)		$6.050	07/31/07	(4)	$123,455	$280,077
Dr. Noel L. Johnson	173,333		6.99%	$2.625	01/22/12		$286,147	$725,151
	40,000	(5)		$6.050	07/31/12		$152,193	$385,686
Stephen E. Webb	151,941		8.74%	$7.500	04/03/12		$716,662	$1,816,161
	66,720			$7.500	07/10/12		$314,699	$797,509
	48,000	(5)		$6.050	07/31/12		$182,631	$462,823
Kamal Hamid	36,000		1.84%	$7.500	07/10/12		$169,802	$430,310
	20,000	(5)		$6.050	07/31/12		$76,096	$192,843
Jay T. Kearney	20,000		2.10%	$2.625	01/22/12		$33,017	$83,671
	44,016			$7.500	07/10/12		$207,611	$526,126
Scott K. Meyer	160,000	(6)	5.25%	$7.500	04/23/12		$754,674	$1,912,491
Mark B. Mondry	33,333	(7)	1.09%	$2.625	01/22/12		$55,027	$139,451

(1)	The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(2)	Unless otherwise noted, options were granted under the 1998 Plan and vest over a four-year period, 25% after one year and in equal monthly installments thereafter for 36 months until fully vested. The options will fully vest upon a change of control, as defined in the Company’s Incentive Plans, unless the acquiring company assumes the options or substitutes similar options.

(3)	Based on options to purchase 3,050,146 shares granted in 2002.

(4)	Dr. Mault’s options have a term of five years.

(5)	These options were granted under the 2002 Stock Plan as awards relating to such person’s individual participation in the initial public offering process and are fully vested and immediately exercisable.

(6)	Upon Mr. Meyer’s termination with the Company, 20,000 shares under this stock option grant were accelerated and expired on March 31, 2003. All remaining shares under stock options granted to Mr. Meyer have lapsed and are no longer exercisable.

(7)	Upon Mr. Mondry’s termination with the Company, 29,352 of his options were accelerated and, in September 2002, Mr. Mondry exercised his vested shares. All remaining shares under stock options granted to Mr. Mondry have lapsed and are no longer exercisable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Securities Underlying Unexercised Options at 12/31/02 (#)(1)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)(2)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. James R. Mault	—	—		448,888	224,445	$1,800,885	$768,341
Dr. Noel L. Johnson	—	—		440,000	173,333	$2,095,600	$628,332
Stephen E. Webb	—	—		48,000	218,661	$9,600	$0
Kamal Hamid	—	—		61,666	74,334	$155,039	$138,961
Jay T. Kearney	—	—		25,000	65,682	$90,625	$78,539
Scott K. Meyer(3)	—	—		20,000	140,000	$0	$0
Mark B. Mondry	59,166	$114,828	(4)	0	0	$0	$0

[1]	Includes both “in-the-money” and “out-of-the-money” options. “In-the-money” options are options with exercise prices below the market price of the Company’s common stock at December 31, 2002.

[2]	Value is based on the fair market value of the Company’s common stock at December 31, 2002 ($6.25) with respect to in-the-money options, minus the exercise price of the options.

[3]	Under Mr. Meyer’s termination with the Company, 20,000 shares were accelerated and expired on March 31, 2003. The remaining 140,000 shares have lapsed and are no longer exercisable.

[4]	Based on the fair market value of the underlying shares on the date of exercise less the exercise price of $4.27 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	4,508,180	$4.44	3,643,2201
Equity compensation plans not approved by security holders(2)	2,438,169	$15.51	N/A

Total	6,9465,349		3,643,220

[1]	Includes 933,333 shares authorized for issuance under our Employee Stock Purchase Plan, under which no shares were issued and outstanding as of December 31, 2002. Each of the 2002 Stock Plan, the 2002 Directors Option Plan and the Employee Stock Purchase Plan contain evergreen provisions that automatically provides an annual increase in the number of securities available for issuance under each plan as of January 1st of each year.

The 2002 Stock Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of (a) 5% of the outstanding shares of common stock on the first day of our fiscal year, (b) 1,200,000 shares, or (c) an amount our Board of Directors may determine.

The 2002 Directors Option Plan provides for an annual increases in the number of shares available for issuance under it on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of the number of shares granted pursuant to options under the this plan in the prior fiscal year, or an amount determined by our Board of Directors.

The Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of (a) 2% of the outstanding shares of common stock on the first day of our fiscal year, (b) 533,333 shares, or (c) an amount our Board of Directors may determine.

[2]	In May 2002, pursuant to a strategic alliance agreement, we issued a fully vested warrant to purchase 1,942,200 shares of common stock. Twenty percent of the warrant will be exercisable in full or in part in each of September 2002, December 2002, March 2003 and June 2003. Ten percent of the warrant will be exercisable in full or in part in each of September 2003 and December 2003. The warrant will terminate on December 31, 2003.

In September 2002, we issued a fully vested warrant to James Dennis, who later was appointed to serve as our president and chief operating officer and in 2003 was named our President and Chief Executive Officer, to purchase an aggregate of 76,000 shares of common stock, of which 40,000 shares are exercisable at an exercise price of $7.50 per share expiring on September 26, 2004, and the remaining 36,000 shares are exercisable at an exercise price of $10.00 per share expiring on September 26, 2005.

In December 2002, we issued four fully vested warrants to consultants to purchase an aggregate of 400,000 shares of common stock, of which 150,000 shares are exercisable at an exercise price of $10.00 per share expiring December 11, 2003, 150,000 shares are exercisable at an exercise price of $15.00 per share expiring December 11, 2004 and 100,000 shares are exercisable at an exercise price of $20.00 expiring December 11, 2005.

In December 2002, we issued a warrant to purchase 625,000 shares of common stock at prices ranging from $15.00 to $50.00 per share to a consultant for services based upon the acquisition of or introduction into certain distribution channels for its health monitoring products. The warrants become exercisable upon the occurrence of seven defined events. As of December 31, 2002, the condition for one event was met granting the consultant the right to purchase up to 225,000 shares of common stock at an exercise price of $15.00 per share expiring December 11, 2003.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

In November 2000, we entered into a change of control agreement with Dr. Noel L. Johnson that entitles him to accelerated vesting of all stock options and shares of restricted stock upon involuntary termination of employment with the company within eighteen months of a change of control of the company. Under the change of control agreement, Mr. Johnson is also entitled to one year’s severance pay and benefits following such involuntary termination.

In April 2002, we entered into a change of control agreement with Kamal Hamid that entitles him to accelerated vesting of all stock options and shares of restricted stock upon involuntary termination of employment with the company within eighteen months of a change of control of the company. Under the change of control agreement, Mr. Hamid is also entitled to one year’s severance pay and benefits following such involuntary termination.

In April 2002, we entered into a change of control agreement with Jay T. Kearney that entitles him to accelerated vesting of all stock options and shares of restricted stock upon involuntary termination of employment with the company within eighteen months of a change of control of the company. Under the change of control agreement, Mr. Kearney is also entitled to one year’s severance pay and benefits following such involuntary termination.

In May 2002, we entered into a separation agreement with Mark Mondry, our former Vice President and General Counsel, in connection with his resignation, which became effective on June 28, 2002. Pursuant to the terms of the separation agreement, Mr. Mondry received a severance payment of approximately $104,000 and accelerated vesting on options to purchase 29,352 shares of our common stock, in exchange for a release of all claims by Mr. Mondry and his continued service to us through the initial public offering.

Scott K. Meyer and the Company entered into a Separation Agreement, dated November 5, 2002. Pursuant to the terms of the separation agreement, Mr. Meyer received a severance payment in the amount of $100,000 which equals twenty-six (26) weeks of his current base salary and accelerated vesting on options to purchase 20,000 shares of our common stock, in exchange for a release of all claims by Mr. Meyer.

On March 7, 2003, we entered into an Employment Agreement with Stephen E. Webb, our Chief Financial Officer. The agreement provides for an annual base salary of $225,000 and eligibility to receive an annual bonus pursuant to our Performance Management & Annual Bonus Plan equal to 40% of his base salary based 100% upon the Company’s achievement of certain performance targets set forth under such plan. Upon termination of Mr. Webb for other than “cause”, death or disability he is entitled to receive his base salary for a period of 18 months, in accordance with our standard payroll policies, and continuation of his group health coverage for a period not to exceed 18 months. In addition, the Compensation Committee or the Board of Directors may, in its discretion, determine that Mr. Webb should also receive a lump sum payment of all or a portion of his target bonus for the year of termination and immediate vesting on all or a portion of the unvested portion of his stock options. Upon a termination due to Mr. Webb’s death or disability, he is entitled to receive twelve months severance, in accordance with our standard payroll policies, a lump-sum payment equal to 100% of his target bonus for the year of termination, immediate vesting as to the number of shares that would have otherwise vested during the twelve-month period following such termination, and continuation of his group health coverage for a period not to exceed 12 months. Effective upon the consummation of a change of control, Mr. Webb is entitled to immediate vesting of all stock options and shares of restricted stock. Upon termination by Mr. Webb for good reason for a period of 12 months following a change of control, he is entitled to receive his base salary for a period of 18 months, a lump-sum payment equal to 100% of his target bonus for the year of termination and continuation of his group health coverage for a period not to exceed 18 months.

On April 29, 2003, we entered into a Separation Agreement and Release with James R. Mault, M.D., our former Chairman and Chief Executive Officer, in connection with his resignation. Pursuant to the terms of the separation agreement, we agreed to pay Dr. Mault a severance payment equal to his then current base salary of approximately $275,000, less applicable taxes and withholding, for a period of 12 months, payable in accordance with our normal payroll policies, immediate vesting of all stock options and continuation of his group health coverage for a period not to exceed 12 months. In addition, the parties agreed to enter into a mutual release and Dr. Mault agreed to a covenant not to complete with us for a period of 12 months.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION1

The Compensation Committee of the Board (the “Compensation Committee”) reviews and approves the overall compensation strategy and policies for our Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer (“CEO”); and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Two non-employee Directors comprised the Compensation Committee during fiscal year 2002: Messrs. Charles P. Rothstein and Robert I. Theis. It met three times during such fiscal year and acted by unanimous written consent two times.

General Compensation Policy

Compensation Philosophy. The Compensation Committee believes that the Company’s overall compensation program should relate to creating shareholder value. Accordingly, the compensation program is designed to attract and retain talented executives and technical personnel, to reward achievement of the Company’s short-term and long-term performance goals, to link executive compensation to shareholder interests through equity-based plans, and to recognize and reward individual contributions to operating group and Company-wide performance objectives.

Components of Executive Compensation. During fiscal 2002, compensation for the Company’s executive officers consisted of base salary, participation in an annual incentive compensation program and longer-term equity incentives. The Compensation Committee believes that the compensation of the CEO and the Company’s other executive officers should be greatly influenced by the Company’s performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive’s performance against personal performance objectives. The Compensation Committee calibrated each component to a competitive market position based on executive compensation surveys and reports, third party compensation specialists and other relevant information. The Company also offers to its executive officers participation (with all other eligible employees of the Company) in its 401(k) Plan, and certain other benefits available generally to employees of the Company.

Cash-Based Compensation

Base Salary. The Compensation Committee determines the base salary of the CEO and reviews and approves base salaries for each of the Company’s other executive officers annually in connection with annual performance reviews. In adjusting base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Compensation Committee. The Compensation Committee neither bases its considerations on any single performance factor nor does it specifically assign relative weights to factors but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to other Company executives. Generally, in approving salary adjustments for executive officers (other than the CEO), the Compensation Committee considers the evaluation and recommendations of the Company’s CEO.

The Compensation Committee reviews an independent survey of compensation of executive officers of other medical device companies to enable it to set base salaries based on each executive officer’s level of responsibility and within the parameters of companies of comparable size in the Company’s industry.

Generally, base salaries paid to executive officers, other than the CEO, for fiscal 2002 were set at levels equal to approximately the average of salaries paid to executives under the independent survey. The base salary for the CEO was set slightly higher than the average under the independent survey. This is consistent with the Compensation Committee’s objective of attracting and retaining executives whose skills and potential rank above the norm.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

During fiscal 2002, consistent with the principles discussed in the prior paragraph, the Compensation Committee approved an average salary adjustment for executive officers, other than the CEO, of 4.4%. In addition to individual and corporate performance, the factors considered include relative salaries and responsibilities in the Company, factors such as inflation and the competitive environment relative to other medical devise companies, independent survey data, number of years with the Company and anticipated future responsibilities of each individual within the next year.

Annual Incentive Compensation Opportunities. The Company maintains annual incentive compensation programs to reward all employees for attaining defined performance goals. The programs are designed to attract and motivate employees, and they are closely tied to corporate performance to enhance shareholder value and encourage profit and revenue growth. For all employees, incentive compensation payments are based on Company-wide performance targets, individual performance and the performance of particular operating groups within the Company.

Incentive Bonus Compensation. In 2002, the Compensation Committee approved an incentive bonus program based on performance results for fiscal 2002, in which all officers, including the CEO, participated. Under the incentive bonus program in 2002, the Compensation Committee set a target bonus for each executive officer of 40% of such executive’s salary based 70% on Company goals and 30% on pre-established and documented personal goals; with the exception of each of the former CEO, James R. Mault, M.D. and the Chief Technology Officer, Dr. Noel L. Johnson whose target bonus was based 100% on Company goals. This program determined incentive compensation payments based on the Company’s revenue for 2002. Under the program, it was possible to achieve between 25% and 150% of such executives target bonus based on the Company’s 2002 revenue. In 2002, the Company achieved 87% of its revenue target, which equated to 25% of the Company goal component; however the Compensation Committee limited the payment to $2,500 for each executive officer.

Equity Incentives

The Company utilizes its 1998 Stock Incentive Plan and 2002 Stock Plan (the “Plans”) to further align the interests of stockholders and management by providing executive officers and other employees with a significant economic interest in the long-term appreciation of the Company’s stock. Generally, options under these Plans are granted with exercise prices set at 100% of the fair market value of the underlying stock on the date of grant and have a term of ten years.

Options are generally subject to vesting over forty-eight months which is designed to motivate option holders to achieve stated objectives, thereby aiding the Company’s efforts to maximize revenue and profit together with shareholder value, and to remain with the Company for the long-term. In determining the number of shares subject to an option to be granted to an executive officer, the Compensation Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer’s overall compensation arrangements, including stock options, although outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. The Compensation Committee may grant options taking into account multiple year periods. Out of a total of 3,050,146 options granted in fiscal 2002, our executive officers received grants for an aggregate of 1,752,025 shares, or approximately 57.4% of the total options granted in fiscal 2002. In 2003, the Compensation Committee approved the grant of options to each of the executive officers under the 2002 Stock Plan for their performance in 2002.

Additional long-term equity incentives are provided through the Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

CEO Compensation

The Compensation Committee used the same procedures described above in setting the salary and equity awards for the compensation package of James R. Mault, M.D., our former CEO. Dr. Mault’s compensation package for fiscal 2002 consisted of an annual base salary of $251,923, participation in the Company’s executive incentive compensation program and two stock option grants. Under the executive incentive compensation program, Dr. Mault received an incentive payment of $60,000 for his performance in fiscal 2001 and $2,500 for his performance in fiscal 2002.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that the present time, it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its National Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with HealtheTech’s best interests.

COMPENSATION COMMITTEE

Charles P. Rothstein Robert I. Theis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee consists of Messrs. Rothstein and Theis. None of these individuals is or has been an officer of HealtheTech. None of our executive officers serve as a member of our Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON1

The following graph shows the total stockholder return of an investment of $100 in cash on July 17, 2002 for (i) our common stock, (ii) the Standards & Poor’s 500 Index (the “S&P 500”), and (iii) the Dow Jones Medical Products Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of the 2002 fiscal year:

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The S&P 500 Index is calculated using a market cap weighing methodology.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are HealtheTech’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to the Corporate Secretary at HealtheTech, Inc., 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401, (303) 526-5085. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Stephen E. Webb

Stephen E. Webb Chief Financial Officer

[            ], 2003

APPENDIX A

SECURITIES PURCHASE AGREEMENT

HealtheTech, Inc.

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

The undersigned (the “Investor”), hereby confirms its agreement with you as follows:

1. This Securities Purchase Agreement (the “Agreement”) is made as of the date set forth below between HEALTHETECH, INC., a Delaware corporation (the “Company”), and the Investor.

2. The Company has authorized the sale and issuance of (a) such number of shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”) as shall be equal to (i) $14,000,000 divided by (ii) the Purchase Price (as such term is defined in the Terms and Conditions for Purchase of Securities attached hereto as Annex I), and (b) warrants (collectively, the “Warrants”) to purchase an aggregate of approximately such number of shares of Common Stock (the “Warrant Shares”) as shall be equal to (i) 70% of the Investors’ aggregate purchase prices for the Shares divided by (ii) the Purchase Price, to certain investors in a private placement (the “Offering”). The Shares and the Warrant Shares shall hereinafter be referred to as the “Securities.” The Warrants shall be in substantially the form attached hereto as Annex II. The exercise price per Warrant Share shall be equal to the Purchase Price.

3. The Company and the Investor agree that the Investor will purchase from the Company, and the Company will issue and sell to the Investor (a) such number of Shares as shall be equal to the aggregate purchase price of $                         (the “Aggregate Purchase Price”) divided by (ii) the Purchase Price (as such term is defined in the Terms and Conditions for Purchase of Securities attached hereto as Annex I), and (b) a warrant (the “Warrant”) to purchase such number Warrant Shares as shall be equal to (i) 70% of the Investor’s Aggregate Purchase Price divided by (ii) the Purchase Price, each pursuant to the Terms and Conditions for Purchase of Securities attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. Unless otherwise requested by the Investor, certificates representing the Shares and the Warrant purchased by the Investor will be registered in the Investor’s name and address as set forth below.

4. In the event of changes in the outstanding Common Stock of the Company between the Definitive Agreement Date (as such term is defined in the Terms and Conditions for Purchase of Securities attached hereto as Annex I) and the Closing Date (as such term is defined in the Terms and Conditions for Purchase of Securities attached hereto as Annex I) by reason of stock dividends, splits, recapitalizations, or the like, the Purchase Price shall be correspondingly adjusted to the Purchase Price that would have been determined in accordance with the Terms and Conditions for Purchase of Securities attached hereto as Annex I had such stock dividend, split or recapitalization occurred prior to the execution of this Agreement.

5. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any NASD member. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

1.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: September , 2003

_________________________________________
“INVESTOR”

By:_______________________________________

Print Name:_________________________________

Title:______________________________________

Address:___________________________________

__________________________________________

AGREED AND ACCEPTED:

HEALTHETECH, INC.

By:_______________________________________

Print Name:_________________________________

Title:______________________________________

2.

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SECURITIES

1. Authorization and Sale of the Shares and the Warrants. Subject to the terms and conditions of this Agreement, the Company has authorized the sale and issuance of the Shares, the Warrants and the Warrant Shares.

2. Agreement to Sell and Purchase the Shares and the Warrant.

2.1 At the Closing (as defined in Section 3), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, (a) the number of Shares as determined in accordance with the provisions set forth on the signature page to which these Terms and Conditions for Purchase of Securities are attached as Annex I (the “Signature Page”) and (b) a Warrant exercisable for that number of Warrant Shares determined in accordance with the provisions set forth on the Signature Page, for the Aggregate Purchase Price as set forth on such Signature Page.

2.2 The Company proposes to enter into this same form of Securities Purchase Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares and Warrants to them. (The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Securities Purchase Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”) The earliest date that Investors participating in the Offering execute this form of Securities Purchase Agreement shall be referred to herein as the “Definitive Agreement Date”. The average of the closing sale prices of the Common Stock on the Nasdaq National Market (“Nasdaq”) for the thirty (30) trading days immediately preceding and ending on the last trading day prior to the Definitive Agreement Date shall be referred to herein as the “Reference Price”. The Company will accept executed Agreements from Investors for the purchase of Shares and Warrants commencing upon the Definitive Agreement Date and concluding upon the date on which the Company has (i) executed Agreements with Investors for the purchase of Shares and Warrants and (ii) notified the Investors that it is no longer accepting Agreements from Investors for the purchase of Shares and Warrants. The purchase price per Share (the “Purchase Price”) shall be determined as follows: (A) for all Investors who execute Agreements on or before the end of the second business day after the Definitive Agreement Date (the “Initial Investors”), the Purchase Price shall be equal to the Reference Price; and (B) for all Investors other than Initial Investors, the Purchase Price shall be equal to average of the closing sale prices of the Common Stock on Nasdaq for the thirty (30) trading days immediately preceding and ending on the last trading day prior to the date this Agreement is executed by such Investor (the “Subsequent Investor Price”); provided, however, that if the Subsequent Investor Price is less than the Reference Price, then the Purchase Price for such Investor shall be equal to the Reference Price.

3. Delivery of the Shares and the Warrants at Closing. The completion of the purchase and sale of the Shares and the Warrants (the “Closing”) shall occur on the date which is the fifth (5th) business day after the conditions set forth in this Section 3 have been satisfied or, at the Company’s discretion, on such other date within ten (10) days thereafter at a place and time (the “Closing Date”) to be specified by the Company, and of which the Investors will be notified in advance by the Company. At the Closing, the Investor shall deliver immediately available

1.

funds in the amount of the Aggregate Purchase Price by wire transfer to an account designated by the Company. At the Closing, the Company shall deliver to the Investor, versus payment therefor, (a) one or more stock certificates representing the Shares purchased by such Investor, each such certificate to be registered in the name of the Investor or, if so indicated on the Stock Certificate and Warrant Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor and (b) the Warrant to be registered in the name of the Investor or, if so indicated on the Stock Certificate and Warrant Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor.

The Company’s obligation to issue the Shares and the Warrant to the Investor on the Closing Date shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of the Aggregate Purchase Price for the Shares and the Warrant being purchased hereunder as set forth on the Signature Page hereto; (b) receipt and acceptance by the Company of a minimum of $10 million in aggregate subscriptions from Investors to purchase Shares and Warrants hereunder; (c) the Company shall have obtained the Required Stockholder Approval (as defined in Section 4.10); and (d) the accuracy of the representations and warranties made by the Investors as of the Closing Date and the fulfillment of those undertakings of the Investors to be fulfilled prior to the Closing.

The Investor’s obligation to purchase the Shares and the Warrant shall be subject to the following conditions, any one or more of which may be waived by the Investor: (a) Investors shall have executed Agreements for the purchase of Shares and Warrants representing aggregate gross proceeds to the Company of not less than $10 million; (b) the representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (c) if necessary to avoid the occurrence of a “Distribution Date” under that certain Rights Agreement dated December 11, 2002 between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”), the Company shall have amended the Rights Agreement such that no Investor shall be deemed an “Acquiring Person” under the Rights Agreement solely by virtue of the Investors receiving Securities under this Agreement; (d) the Company shall have filed a listing application with Nasdaq for the Shares and Warrant Shares; (e) the Company shall have obtained the Required Stockholder Approval (as defined in Section 4.10); (f) there shall have been no Material Adverse Effect (as defined below) on the Company between the Definitive Agreement Date and the Closing Date; (g) total reported revenues of the Company for its third fiscal quarter ended September 30, 2003 shall be no less than the total reported revenues of the Company for its second fiscal quarter ended June 30, 2003; and (h) the Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required to be performed, satisfied and complied with by it under the Agreement at or prior to the Closing Date. Subject to foregoing sentence, the Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Shares and Warrants that they have agreed to purchase from the Company. For the purposes of this Agreement, a “Material Adverse Effect” on the Company shall mean an event, change or occurrence that individually, or together with any other event, change or occurrence, has had a material adverse impact on the Company’s financial position, business, properties, assets, liabilities (absolute, accrued or contingent), prospects or results of operations; provided, however, that none of the direct effects of any of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect on the Company: (i) changes in generally accepted accounting practices, (ii) historically experienced seasonal fluctuations in the Company’s performance, (iii) changes in

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worldwide general business or economic conditions affecting the industries in which the Company participates, (iv) changes in conditions generally affecting the industries in which the Company participates, (v) the announcement or pendency of any of the transactions contemplated by this Agreement, (vi) the taking of any action required by this Agreement and (vii) expenditures by the Company in the ordinary course of business and reasonable expenditures by the Company in connection with the transactions contemplated by this Agreement.

4. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Purchasers as follows:

4.1 Organization. The Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its organization. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a Material Adverse Effect on the Company.

4.2 Due Authorization. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Agreements, and the Agreements have been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Non-Contravention. The execution and delivery of the Agreements, the issuance and sale of the Shares and the Warrants to be sold by the Company under the Agreements, the fulfillment of the terms of the Agreements and the consummation of the transactions contemplated thereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Material Adverse Effect, (ii) the charter, by-laws or other organizational documents of the Company, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or its property, where such conflict, violation or default is likely to result in a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is

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required for the execution and delivery of the Agreements and the valid issuance and sale of the Shares and the Warrants to be sold pursuant to the Agreements, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws.

4.4 Issuance, Sale and Delivery of the Shares and the Warrants. When issued and paid for in accordance with this Agreement or the applicable form of Warrant, the Securities will be validly issued and outstanding, fully paid and non-assessable.

4.5 Additional Information. The Company represents and warrants that the information contained in the following documents, which the Company has furnished to the Investors, or will furnish if requested by the Investor prior to the Closing, is true and correct in all material respects as of their respective filing dates:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

(c) Notice of Annual Meeting and Proxy Statement for the Company’s 2003 Annual Meeting of Stockholders.

4.6 SEC Reports. The Company has filed with the Securities and Exchange Commission (“SEC”) all reports (“SEC Reports”) required to be filed by it under the Securities Exchange Act of 1934 (the “Exchange Act”) during the 12 months preceding the date of this Agreement. All of the SEC Reports filed by the Company comply in all material respects with the requirements of the Exchange Act. None of the SEC Reports contains, as of the respective dates thereof, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated (“GAAP”), except that unaudited financial statements are subject to normal recurring year-end audit adjustments and do not contain the footnotes required under GAAP. Each balance sheet presents fairly in accordance with GAAP the financial position of the Company as of the date of such balance sheet, and each statement of operations, of stockholders’ equity and of cash flows presents fairly in accordance with GAAP the results of operations, the stockholders’ equity and the cash flows of the Company for the periods then ended, in each case except that unaudited financial statements are subject to normal recurring year-end audit adjustments and do not contain the footnotes required under GAAP.

4.7 Legal Proceedings. There is no material legal or governmental proceeding pending to which the Company is a party or of which the business or property of the Company is subject that is not disclosed in the Company’s SEC Reports.

4.8 No Material Adverse Change. Except as disclosed in the Company’s press releases since June 30, 2003 or other proprietary information provided to the Investor in contemplation of this Offering, as of the date hereof, there has been no Material Adverse Effect affecting the Company since the end of the quarter for which the Company has filed its latest Quarterly Report on Form 10-Q, except that the Company continues to incur losses.

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4.9 Solvency/Indebtedness. Based on the financial condition of the Company as of the Closing Date: (i) the fair market value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

4.10 Vote Required. The only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Offering and the other transactions contemplated by this Agreement (the “Required Stockholder Approval”) is the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Special Meeting (as defined in Section 8.1) and entitled to vote to approve the Offering.

5. Representations, Warranties and Covenants of the Investor.

5.1 The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and the Investor is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments like that involved in the purchase of the Shares, Warrant and Warrant Shares issuable upon exercise of the Warrant, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares and the Warrant; (ii) the Investor is acquiring the number of Shares and the Warrant set forth on the Signature Page hereto and any Warrant Shares it may acquire upon exercise of the Warrant in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares, Warrant or Warrant Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares, Warrant or Warrant Shares; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, Warrant or Warrant Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (iv) the Investor has answered all questions on the Signature Page hereto and the Investor Questionnaire attached hereto as Exhibit B for use in preparation of the Registration Statement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date; (v) the Investor will notify the Company immediately of any material change in any of such information until such time as the Investor has sold all of its Securities or until the Company is no longer required to keep the Registration Statement effective; and (vi) the Investor has, in connection with its decision to purchase the number of Shares and the Warrant set forth on the Signature Page hereto, relied only upon the information delivered to the Investor as described in Section 4.5 above and the representations and warranties of the Company contained herein. Investor understands that its acquisition of the Shares, the Warrant and any Warrant Shares it may acquire upon exercise of the Warrant has not been registered under the Securities Act or registered or qualified under any state securities law in

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reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor’s investment intent as expressed herein.

5.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company, or any agents acting on behalf of the Company, that would permit an offering of the Shares, Warrant or Warrant Shares, or possession or distribution of offering materials in connection with the issue of the Shares, Warrant or Warrant Shares, in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares, Warrant or Warrant Shares or has in its possession or distributes any offering material, in all cases at its own expense.

5.3 The Investor hereby covenants with the Company not to make any sale of the Shares, Warrant or Warrant Shares without complying with the provisions of this Agreement, including Section 7.2 hereof, and if selling the Securities pursuant to the Registration Statement, without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied. The Investor acknowledges that the certificates evidencing the Securities and the Warrant will be imprinted with a legend that prohibits their transfer except in accordance therewith. The Investor acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the Prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC or until the Company has amended or supplemented such Prospectus.

5.4 The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.5 Investor will not, prior to the effectiveness of the Registration Statement, sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”) the Securities, nor will Investor engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Disposition of Securities by the Investor or any other person or entity. Such prohibited hedging or other transactions would include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Securities.

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5.6 The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares, Warrant or Warrant Shares issuable upon exercise of the Warrant constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares and the Warrant.

5.7 If such Investor is an individual, such Investor certifies that he or she is not, nor to his or her knowledge has been designated as, a “suspected terrorist” as defined in Executive Order 13224. If such Investor is a corporation, trust, partnership, limited liability company or other organization, such Investor certifies that, to the best of its knowledge, such Investor has not been designated as, and is not owned or controlled by, a “suspected terrorist” as defined in Executive Order 13224. Such Investor hereby acknowledges that the Company seeks to comply with all applicable laws covering money laundering and related activities. In furtherance of those efforts, such Investor hereby represents, warrants and agrees that: (i) none of the cash or property that such Investor will pay or will contribute to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by such Investor to the Company, to the extent that they are within such Investor’s control, shall cause the Company to be in violation of the Untied States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the Untied States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Such Investor shall promptly notify the Company if any of these representations ceases to be true and accurate regarding such Investor. Such Investor agrees to provide the Company with any additional information regarding such Investor that the Company deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Such Investor understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, the Company may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of such Investor’s investment in the Company. Such Investor further understands that the Company may release confidential information about such Investor and, if applicable, any underlying beneficial owners, to proper authorities if the Company, in its sole discretion, determines that it is in the best interest of the Company in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares and the Warrant being purchased and the payment therefor.

7. Registration of the Securities; Compliance with the Securities Act.

7.1 Registration Procedures and Expenses. The Company shall:

(a) subject to receipt of necessary information from the Investors, prepare and file with the SEC, as soon as practicable, but in no event later than thirty (30) days after the Closing Date, a registration statement on Form S-3 (the “Registration Statement”) to

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enable the resale of the Securities by the Investors from time to time through the automated quotation system of the Nasdaq Stock Market or in privately-negotiated transactions;

(b) use its reasonable best efforts, subject to receipt of necessary information from the Investors, to cause the Registration Statement to become effective as soon as practicable, but in no event later than ninety (90) days after the Registration Statement is filed by the Company;

(c) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement current and effective for a period not exceeding, with respect to each Investor’s Securities purchased hereunder, the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which the Investor may sell all Securities then held by the Investor without restriction by the volume limitations of Rule 144(e) of the Securities Act or (iii) such time as all Securities purchased by such Investor in this Offering have been sold pursuant to a registration statement;

(d) furnish to the Investor with respect to the Securities registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses and Preliminary Prospectuses in conformity with the requirements of the Securities Act and such other documents as the Investor may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Securities by the Investor, provided, however, that the obligation of the Company to deliver copies of Prospectuses or Preliminary Prospectuses to the Investor shall be subject to the receipt by the Company of reasonable assurances from the Investor that the Investor will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

(e) file documents required of the Company for normal blue sky clearance in states specified in writing by the Investor, provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(f) bear all expenses in connection with the procedures in paragraph (a) through (e) of this Section 7.1 and the registration of the Securities pursuant to the Registration Statement; and

(g) advise the Investors, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

(h) With a view to making available to the Investor the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investor to sell Securities to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) such date as all of the Investor’s Securities may be resold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the

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Investor’s Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and under the Exchange Act; and (iii) furnish to the Investor upon request, as long as the Investor owns any Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail the Investor of any rule or regulation of the SEC that permits the selling of any such Securities without registration.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 7.1 that the Investor shall furnish to the Company such information regarding itself, the Securities to be sold by Investor, and the intended method of disposition of such securities as shall be required to effect the registration of the Securities.

The Company understands that the Investor disclaims being an underwriter, but the Investor being deemed an underwriter by the SEC shall not relieve the Company of any obligations it has hereunder, provided, however, that if the Company receives notification from the SEC that the Investor is deemed an underwriter, then the period by which the Company is obligated to submit an acceleration request to the SEC shall be extended to the earlier of (i) the 90th day after such SEC notification or (ii) 120 days after the initial filing of the Registration Statement with the SEC.

7.2 Transfer of Securities After Registration; Suspension.

(a) The Investor agrees that it will not effect any Disposition of the Securities or its right to purchase the Securities that would constitute a sale within the meaning of the Securities Act except as contemplated in the Registration Statement referred to in Section 7.1, including any means of sale that would be permissible under the Securities Act under the circumstances, and as described below, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution.

(b) Except in the event that paragraph (c) below applies, the Company shall: (i) if deemed necessary by the Company, prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Investor copies of any documents filed pursuant to Section 7.2(b)(i); and (iii) inform each Investor that the Company has complied with its obligations in Section 7.2(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify the Investor to that effect, will use its reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Investor pursuant to Section 7.2(b)(i) hereof when the amendment has become effective).

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(c) Subject to paragraph (d) below, in the event: (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose; or (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Company shall deliver a certificate in writing to the Investor (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Investor will refrain from selling any Securities pursuant to the Registration Statement (a “Suspension”) until the Investor’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after delivery of a Suspension Notice to the Investors.

(d) Notwithstanding the foregoing paragraphs of this Section 7.2, the Investor shall not be prohibited from selling Securities under the Registration Statement as a result of Suspensions on more than two occasions of not more than 30 days each in any twelve-month period, unless, in the good faith judgment of the Company’s Board of Directors, upon advice of counsel, the sale of Securities under the Registration Statement in reliance on this paragraph 7.2(d) would be reasonably likely to cause a violation of the Securities Act or the Exchange Act and result in potential liability to the Company.

(e) Provided that a Suspension is not then in effect, the Investor may sell Securities under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Securities. Upon receipt of a request therefor, the Company has agreed to provide an adequate number of current Prospectuses to the Investor and to supply copies to any other parties requiring such Prospectuses.

(f) In the event of a sale of Securities by the Investor, the Investor must also deliver to the Company’s transfer agent, with a copy to the Company, a Certificate of Subsequent Sale substantially in the form attached hereto as Exhibit C, so that the shares may be properly transferred.

7.3 Indemnification. For the purpose of this Section 7.3:

(a) the term “Selling Stockholder” shall include the Investor, any affiliate of such Investor, any Trustee or officer of such Investor, and any investment adviser of

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such Investor (and each person, if any, who controls such Investor or such investment adviser within the meaning of Section 15 of the Securities Act);

(b) the term “Registration Statement” shall include any final Prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1; and

(c) the term “untrue statement” shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) The Company agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement, (ii) any omission of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading or (iii) any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement or the failure of such Selling Stockholder to comply with its covenants and agreements contained in Sections 5.1, 5.2, 5.3 or 7.2 hereof or any misstatement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Investor prior to the pertinent sale or sales by the Investor.

(ii) The Investor agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure to comply with the covenants and agreements contained in Section 5.1, 5.2, 5.3 or 7.2 hereof or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Investor specifically for use in preparation of the Registration Statement, and the Investor will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that no Investor shall be required to pay any amount in excess of the gross amount received by the Investor from the sale of the Securities to which such loss relates.

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(iii) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 7.3 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Section 7.3. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(iv) If the indemnification provided for in this Section 7.3 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Investors on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or an Investor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Investors were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other

12.

expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Investor shall be required to contribute any amount in excess of the amount by which the gross amount received by the Investor from the sale of the Securities to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Investors’ obligations in this subsection to contribute are several in proportion to their sales of Securities to which such loss relates and not joint.

(v) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 7.3, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 7.3 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act and the Exchange Act.

7.4 Termination of Conditions and Obligations. The conditions precedent imposed by Section 5 or this Section 7 upon the transferability of the Securities shall cease and terminate as to any particular Securities when such Securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Securities or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

7.5 Information Available. So long as the Registration Statement is effective covering the resale of Securities owned by the Investor, the Company will furnish or make available to the Investor:

(a) as soon as practicable after it is available, one copy of (i) its Annual Report to Stockholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants) and (ii) if not included in substance in the Annual Report to Stockholders, its Annual Report on Form 10-K (the foregoing, in each case, excluding exhibits);

(b) upon the reasonable request of the Investor, all exhibits excluded by the parenthetical to subparagraph (a)(ii) of this Section 7.5 as filed with the SEC and all other information that is made available to stockholders; and

(c) upon the reasonable request of the Investor, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses.

7.6 Liquidated Damages. In the event that the Registration Statement is not declared effective within one hundred twenty (120) days after the Closing Date (the “Event Date”), the Company shall pay to each Investor 1.0% of such Investor’s Aggregate Purchase Price per month (on a pro-rated basis) for the period commencing on the day after the Event Date and ending on the date the Registration Statement is declared effective. In addition, the

13.

Company shall pay to each Investor 1.0% of such Investor’s Aggregate Purchase Price per month (on a pro-rated basis), for each month that a Suspension is imposed in excess of the allowable time period for such Suspensions as identified in Section 7.2(d).

8. Covenants of the Company

8.1 The Company shall use its commercially reasonable efforts to call a special meeting of its stockholders (the “Special Meeting”), to be held within forty-five (45) days after the Definitive Agreement Date, and shall solicit at such Special Meeting all necessary or appropriate approvals of the stockholders, including without limitation, as may be required pursuant to the Nasdaq Marketplace Rules, with respect to (i) the transactions contemplated by the Agreements; and (ii) any other matters as may properly be brought before such Special Meeting; provided, however, that if due to the SEC review of the Company’s preliminary proxy statement filed in connection with the Special Meeting or any other delay due to unforeseen circumstances, the Special Meeting is not held within such forty-five (45) days after the Definitive Agreement Date, the Company shall use its commercially reasonable efforts to hold such Special Meeting as soon as thereafter reasonably practicable, and such delay shall not constitute a material breach of this Agreement or relieve the Investors from their obligations to purchase the Shares and the Warrants as otherwise set forth in and would be required by the Agreements. The Company shall prepare and file with the SEC a proxy statement meeting the requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and the related rules and regulations thereunder promulgated by the SEC (the “Proxy Statement”) to solicit the Required Stockholder Approval. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable after such filing, and shall promptly mail the Proxy Statement to the stockholders of the Company. The Company shall keep the Investors apprised of the status of matters relating to the Proxy Statement and the Special Meeting, including promptly furnishing the Investors and their counsel with copies of notices or other communications related to the Proxy Statement, the Special Meeting or the transactions contemplated hereby received by the Company from the SEC or Nasdaq.

8.2 After the Definitive Agreement Date, the Company shall not, without the prior written consent of the Initial Investors representing a majority of the total Aggregate Purchase Prices to be paid by all such Initial Investors, enter into any agreement with any Investor (other than the Initial Investors) that would grant such Investor under such agreement a Warrant to purchase a number of Warrant Shares greater than the quotient of 60% of such Investor’s Aggregate Purchase Price for such Investor under such agreement divided by the Purchase Price under such agreement.

8.3 After the receipt and acceptance by the Company of a minimum of $10 million in aggregate subscriptions from Investors to purchase Shares and Warrants hereunder, the Company shall offer to each of the Initial Investors a right to subscribe for additional Shares and Warrants for an aggregate purchase price equal to its pro rata portion, as defined below, of all subscriptions received and accepted by the Company in the Offering over and above $10 million in the aggregate (such amount referred to herein as the “Excess Subscription Amount”). Each Initial Investor’s pro rata portion is equal to such portion of the Excess Subscription Amount equal to the proportion of the Aggregate Purchase Price under the Agreement executed by such Initial Investor on the Definitive Agreement Date to the aggregate of all Aggregate Purchase Prices under the Agreements executed by all Initial Investors on the Definitive

14.

Agreement Date. When the Company has received and accepted subscriptions hereunder for an Excess Subscription Amount, it shall give each Initial Investor notice of such fact and the actual amount of such Excess Subscription Amount. After its receipt of such notice, each Initial Investor shall promptly notify the Company whether or not it intends to subscribe for its pro rata portion of the Excess Subscription Amount and, if such Initial Investor affirmatively elects to exercise this right, such Initial Investor shall promptly enter into an agreement, in the same form as the Agreement executed by such Initial Investor on the Definitive Agreement Date, subscribing for such additional Shares and Warrants for a Purchase Price equal to the Reference Price. If not all of the Initial Investors elect to subscribe for their pro rata portion of the Excess Subscription Amount, then the Company shall promptly notify the Initial Investors who do so elect and shall offer such Initial Investors the right to subscribe for such unsubscribed amounts. Notwithstanding the foregoing provisions of this Section 8.3, the Company shall not be required to accept subscriptions from the Initial Investors after the Definitive Agreement Date that would result in aggregate subscriptions in the Offering exceeding $14 million, and in such case, the Initial Investors shall have a right to subscribe for their respective pro rata portions of only the amount by which $14 million exceeds the Excess Subscription Amount plus $10 million.

9. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed, (iii) if delivered by International Federal Express, two (2) business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered as addressed as follows:

(a)     if to the Company, to:

          HealtheTech, Inc.

          523 Park Point Drive, 3rd Floor

          Golden, Colorado 80401

          Attn: Chief Executive Officer

          Facsimile: (303) 526-5186

(b)     with a copy mailed to:

          Cooley Godward LLP

          380 Interlocken Crescent, Suite 900

          Broomfield, Colorado 80021

          Attn: Michael Platt

          Facsimile: (720) 566-4099

(c) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

10. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

15.

11. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

12. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, without giving effect to the principles of conflicts of law.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

15. Non-Public Information. The Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Investor shall be relying on the foregoing sentence in effecting transactions in securities of the Company.

16. Confidential Disclosure Agreement. Notwithstanding any provision of this Agreement to the contrary, any confidential disclosure agreement previously executed by the Company and the Investor in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with its terms following the execution of this Agreement and the consummation of the transactions contemplated hereby.

17. Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor hereunder is several and not joint with the obligations of any other Investor hereunder, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Investor shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. Each Investor has been represented by its own separate legal counsel in their review and negotiation of the Agreements. For reasons of administrative convenience only, the Investors and their respective counsel may have chosen to communicate with the Company through one counsel.

18. Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreements and the transactions contemplated thereby. The Company shall, following the Closing, reimburse the reasonable fees of and expenses of one special counsel for Investors.

16.

19. Tax Disclosure. Notwithstanding any provision of this Agreement to the contrary, any party to this Agreement (and any employee, representative, shareholder or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; and provided further, that for this purpose, (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

17.

EXHIBIT A

HEALTHETECH, INC.

STOCK CERTIFICATE AND WARRANT QUESTIONNAIRE

Pursuant to Section 3 of the Terms and Conditions for Purchase of Securities, please provide us with the following information:

1.	The exact name that your Shares and Warrant are to be registered in (this is the name that will appear on your stock certificate(s) and Warrant). You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

A-1

EXHIBIT B

HEALTHETECH, INC.

INVESTOR QUESTIONNAIRE

(all information will be treated confidentially)

To: Investor

This Investor Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the offer and sale of the shares of the common stock, par value $0.001 per share, of HealtheTech, Inc. (the “Common Stock”) and warrants to purchase shares of the Common Stock (collectively with the Common Stock, the “Securities”). The Securities are being offered and sold by HealtheTech, Inc. (the “Corporation”) without registration under the Securities Act of 1933, as amended (the “Act”) and the securities laws of certain states, in reliance on the exemptions contained in Section 4(2) of the Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Corporation must determine that a potential investor meets certain suitability requirements before offering or selling Securities to such investor. The purpose of this Questionnaire is to assure the Corporation that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemption from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire, you will be authorizing the Corporation to provide a completed copy of this Questionnaire to such parties as the Corporation deems appropriate in order to ensure that the offer and sale of the Securities will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Securities. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A. BACKGROUND INFORMATION

Name:

Business Address:

(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number: ( )

Residence Address:

(Number and Street) ___________________________________________________________________________________________________________

(City)	(State)	(Zip Code)

Telephone Number: ( )

If an individual:

Age:	Citizenship:	Where registered to vote:

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:

State of formation:		Date of formation:

Social Security or Taxpayer Identification No.

Send all correspondence to (check one): Residence Address	Business Address

B. STATUS AS ACCREDITED INVESTOR

The undersigned is an “accredited investor” as such term is defined in Regulation D under the Act, as at the time of the sale of the Securities the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):1

            (1) a bank, as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Corporation licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;

            (2) a private business development company as defined in Section 202(a)(22) of the Investment Adviser Act of 1940;

            (3) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;

            (4) a director, executive officer, or general partner of the issuer of the Securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

            (5) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of such person’s purchase of the Securities exceeds $1,000,000;

            (6) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

            (7) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

            (8) an entity in which all of the equity owners are accredited investors (as defined above).

[1]	As used in this Questionnaire, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (5), the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depiction, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

C. REPRESENTATIONS

The undersigned hereby represents and warrants to the Corporation as follows:

1. Any purchase of the Securities would be solely for the account of the undersigned and not for the account of any other person or with a view to any resale, fractionalization, division, or distribution thereof.

2. The information contained herein is complete and accurate and may be relied upon by the Corporation, and the undersigned will notify the Corporation immediately of any material change in any of such information occurring prior to the closing, if any, with respect to the purchase of Securities by the undersigned or any co-purchaser.

3. There are no suits, pending litigation, or claims against the undersigned that could materially affect the net worth of the undersigned as reported in this Questionnaire.

4. The undersigned acknowledges that there may occasionally be times when the Corporation, based on the advice of its counsel, determines that it must suspend the use of the Prospectus forming a part of the Registration Statement (as such terms are defined in the Securities Purchase Agreement to which this Questionnaire is attached) until such time as an amendment to the Registration Statement has been filed by the Corporation and declared effective by the Securities and Exchange Commission or until the Corporation has amended or supplemented such Prospectus. The undersigned is aware that, in such event, the Securities will not be subject to ready liquidation, and that any Securities purchased by the undersigned would have to be held during such suspension. The overall commitment of the undersigned to investments which are not readily marketable is not excessive in view of the undersigned’s net worth and financial circumstances, and any purchase of the Securities will not cause such commitment to become excessive. The undersigned is able to bear the economic risk of an investment in the Securities.

5. In addition to reviewing the Corporation’s Offering Materials (as such term is defined in the Securities Purchase Agreement to which this Questionnaire is attached), the undersigned has carefully considered the potential risks relating to the Corporation and a purchase of the Securities, and fully understands that the Securities are speculative investments which involve a high degree of risk of loss of the undersigned’s entire investment. Among others, the undersigned has carefully considered each of the risks described under the heading “Risks Factors” in the Corporation’s most recent annual report on Form 10-K and quarterly report on Form 10-Q.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire this              day of September 2003, and declares under oath that it is truthful and correct.

Investor:_____________________________________

By:__________________________________________

Print Name:____________________________________

Title:_________________________________________
(required for any purchaser that is a corporation, partnership, trust or other entity)

EXHIBIT C

HEALTHETECH, INC.

CERTIFICATE OF SUBSEQUENT SALE

American Stock Transfer & Trust Company

6210 15th Avenue

Brooklyn, New York 11219

718-921-8380

RE:	Sale of Shares of Common Stock of HealtheTech, Inc. (the “Company”) pursuant to the Company’s Prospectus dated , 2003 (the “Prospectus”)

Dear Sir/Madam:

The undersigned hereby certifies, in connection with the sale of shares of Common Stock of the Company included in the table of Selling Stockholders in the Prospectus, that the undersigned has sold such shares pursuant to the Prospectus and in a manner described under the caption “Plan of Distribution” in the Prospectus and that such sale complies with all applicable securities laws, including, without limitation, the Prospectus delivery requirements of the Securities Act of 1933, as amended.

Selling Stockholder (the beneficial owner):

Record Holder (e.g., if held in name of nominee):

Restricted Stock Certificate No.(s):

Number of Shares Sold:

Date of Sale:

In the event that you receive a stock certificate(s) representing more shares of Common Stock than have been sold by the undersigned, then you should return to the undersigned a newly issued certificate for such excess shares in the name of the Record Holder and BEARING A RESTRICTIVE LEGEND. Further, you should place a stop transfer on your records with regard to such certificate.

Very truly yours,

By:___________________________________________

Print Name:_____________________________________

Dated:	Title:__________________________________________

cc:	Chief Financial Officer

HealtheTech, Inc.

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

C-1

ANNEX II

WARRANT

APPENDIX B

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. HEALTHETECH, INC. MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT.

HEALTHETECH, INC.

COMMON STOCK PURCHASE WARRANT

Warrant No. CS-[ ]	Shares
, 2003

1. Issuance. For value received, this Warrant is issued to [HOLDER], by HEALTHETECH, INC., a Delaware corporation (hereinafter with its successors called the “Company”), pursuant to the terms of that certain Securities Purchase Agreement dated             , 2003.

2. Purchase Price; Number of Shares. The registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company [             (            )] fully paid and nonassessable shares (the “Shares”) of common stock, $.001 par value per share, of the Company (the “Common Stock”), at a price per share of $[            ] (the “Purchase Price”). Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons under whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by check; (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender; or (iii) by any combination of the foregoing.

4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the

1.

Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

		X =	Y (A-B)
A
where:	X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 4.
	Y =	the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.
	A =	the Fair Market Value (defined below) of one share of Common Stock, as determined at the time the net issue election is made pursuant to this Section 4.
	B =	the Purchase Price per Share in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean the average of the closing or last reported sale prices of the Common Stock as reported on the Nasdaq National Market over the 30-day period ending five business days prior to the Determination Date; provided, however, that if (i) the Common Stock is neither traded on the Nasdaq National Market nor on a national securities exchange, then Fair Market Value shall be the average of the closing or last reported sale prices of the Common Stock over the 30-day period ending five business days prior to the Determination Date reflected in the over-the-counter market, as reported by the National Quotation Bureau, Inc. or any organization performing a similar function, or if closing prices are not then routinely reported for the over-the-counter market, the average of the last bid and asked prices of the Common Stock over the 30-day period ending five business days prior to the Determination Date and (ii) if there is no public market for the Common Stock, then Fair Market Value shall be determined in good faith by the Company’s Board of Directors.

5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6. Fractional Shares. In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Common Stock, then the Company shall pay in lieu thereof, the Fair Market Value of such fractional share in cash.

7. Expiration Date; Early Termination.

2.

(a) Except as otherwise set forth in this Section 7, this Warrant shall expire on the close of business on                          , 2013 (the “Expiration Date”), and shall be void thereafter.

(b) In the event of, at any time prior to the Expiration Date, any capital reorganization, or any reclassification of the capital stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another corporation, or the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person, the Company shall provide to the Holder fifteen (15) days advance written notice of such public offering, reorganization, reclassification, consolidation, merger or sale or other disposition of the Company’s assets, and this Warrant shall terminate unless exercised prior to the occurrence of such reorganization, reclassification, consolidation, merger or sale or other disposition of the Company’s assets.

8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full into shares of Common Stock upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Adjustment of Purchase Price and Number of Shares.

(a) Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

(b) Sale of Shares Below Purchase Price.

(i) If after the date hereof the Company issues or sells, or is deemed by the express provisions of this Section 9(b) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 9(a) above, for an Effective Price (as defined below) less than the then effective Purchase Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Purchase Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Purchase Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as

3.

defined below) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Purchase Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, and (B) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Purchase Price in an amount less than five cents per share. Any adjustment otherwise required by this Section 9(b) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Purchase Price.

(iii) For the purpose of making any adjustment required under this Section 9(b), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 9(b), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the Purchase Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

4.

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

No further adjustment of the Purchase Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Purchase Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Purchase Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

(v) For the purpose of making any adjustment to the Purchase Price required under this Section 9(b), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 9(b) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock or Convertible Securities issued after the date hereof to employees, officers or directors of, or consultants or advisors to the

5.

Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(B) shares of Common Stock issued pursuant to the exercise and/or conversion of (x) Convertible Securities outstanding as of the date hereof or (y) Convertible Securities issued pursuant to any of subsections (A) through (F) of this clause (v);

(C) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(D) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

(E) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company; and

(F) shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 9(b). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 9(b), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 9(b), for such Additional Shares of Common Stock.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Purchase Price shall be reduced to the Purchase Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(c) Certificate of Adjustment. In each case of an adjustment or readjustment of the Purchase Price, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such

6.

adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder at the Holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Purchase Price at the time in effect, and (iii) the number of Additional Shares of Common Stock.

10. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least fifteen (15) calendar days prior to the date specified in such notice on which any such action is to be taken.

11. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of the Holder’s rights or by general equity principals or public policy concerns.

(b) The shares of Common Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

12. Amendment and Waiver. The terms of this Warrant may be amended, modified or waived only with the written consent of the party against which enforcement of the same is sought.

7.

13. Representations and Covenants of the Holder. This Common Stock Purchase Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a) The Holder is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the Holder is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares and the Warrant, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Warrant;

(b) The Holder is acquiring the Warrant in the ordinary course of its business and for its own account for investment only and with no present intention of distributing the Warrant or any of the Shares or any arrangement or understanding with any other persons regarding the distribution of the Warrant or the Shares; and

(c) The Holder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Warrant or any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

14. Notices, Transfers, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by certified mall or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant and an indemnification of loss by the Holder in favor of the Company.

8.

15. Transfer to Comply with the Securities Act of 1933. This Warrant may not be exercised and neither this Warrant nor any of the Shares, nor any interest in either, may be offered, sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. Each Warrant shall bear a legend in substantially the same form as the legend set forth on the first page of this Warrant. Each certificate for Shares issued upon exercise of this Warrant, unless at the time of exercise such Shares are acquired pursuant to a registration statement that has been declared effective under the Securities Act and applicable blue sky laws, shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. HEALTHETECH, INC. MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT.”

Any certificate for any Shares issued at any time in exchange or substitution for any certificate for any Shares bearing such legend (except a new certificate for any Shares issued after the acquisition of such Shares pursuant to a registration statement that has been declared effective under the Securities Act) shall also bear such legend unless, in the opinion of counsel for the Company, the Shares represented thereby need no longer be subject to the restriction contained herein. The provisions of this Section 15 shall be binding upon all subsequent holders of certificates for Shares bearing the above legend and all subsequent holders of this Warrant, if any.

16. Rights of Holder. Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, either at law or equity, and the rights of Holder are limited to those expressed in this Warrant. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company on any matters or with respect to any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised in accordance with its terms.

17. No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant,

9.

but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

18. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of Colorado.

19. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

20. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

10.

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of the date first written above.

Company:

HEALTHETECH, INC.

By:
Name
Title:

11.

NOTICE OF EXERCISE

(1)	The undersigned hereby:

[ ]	elects to purchase shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

[ ]	elects to exercise its net issuance rights pursuant to Section 4 of the attached Warrant with respect to shares of Common Stock, and shall tender payment of all applicable transfer taxes, if any.

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3)	The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Date)	(Signature)

(Print name)

ASSIGNMENT

For value received                                                                                                                                                         hereby sells, assigns and transfers unto______________________________________________________________________________________________

_________________________________________________________________________________________________________

[Please print or type the name and address of Assignee]

_________________________________________________________________________________________________________

the within Warrant, and does hereby irrevocably constitute and appoint                                               its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

DATED: ____________________________________

IN THE PRESENCE OF: _________________________

13.

APPENDIX C

William Blair & Company

Limited Liability Company

September 25, 2003

Special Committee of the Board of Directors

HealtheTech, Inc.

523 Park Point Drive

3rd Floor

Golden, CO 80401

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to HealtheTech, Inc. (the Company”) of the sale by the Company of up to $14.0 million of common stock plus warrants to certain accredited investors pursuant to the terms and conditions set forth in the Stock Purchase Agreement dated September 25, 2003 (the “Transaction”).

We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including serving as a co-managing underwriter of the Company’s initial public offering on July 12, 2002.

In connection with our review of the proposed transaction and the preparation of our opinion herein, we have examined: (a) drafts of the Stock Purchase Agreement and/or summaries thereof; (b) certain audited historical financial statements of the Company for the five years ended December 31, 2002; (c) the unaudited financial statements of the Company for the six months ended June 30, 2003; (d) certain internal business, operating and financial information and forecasts of the Company, prepared by the senior management of the Company (the “Forecasts”); (e) information regarding publicly available financial terms of certain other transactions we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the

222 WEST ADAMS STREET    CHICAGO, ILLINOIS 60606    312.236.1600

Special Committee of the Board of Directors

HealtheTech, Inc.

September 25, 2003

senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not requested to, and did not, participate in the negotiation or structuring of the Transaction nor were we asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company. We were not requested to, nor did we, seek alternative participants for the proposed Transaction. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Transaction will be consummated on the terms described in the Stock Purchase Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Transaction on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the Company’s markets, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction contemplated by the Stock Purchase Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Company of the terms in connection with the Transaction, and we do not address the merits of the underlying decision by the Company to engage in the Transaction and this opinion does not constitute a recommendation to

2

Special Committee of the Board of Directors

HealtheTech, Inc.

September 25, 2003

any stockholder as to how such stockholder should vote with respect to the proposed Transaction. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that this opinion letter may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Brent Felitto
WILLIAM BLAIR & COMPANY, L.L.C.

3

APPENDIX D

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HEALTHETECH, INC.

HealtheTech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is HealtheTech, Inc.

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on February 23, 1998 under the name Mault Calorimetry, Inc., and was formerly Calorie Management Systems, Inc.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

“IV.

The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock, par value $0.001 per shares (the “Common Stock”), and Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The total number of shares which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [ * ] shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Certificate of Amendment was                        shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

*	By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including two (2) and fifteen (15) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

IN WITNESS WHEREOF, HealtheTech, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this          day of             , 2003.

HEALTHETECH, INC.

By:
James W. Dennis
President and Chief Executive Officer

2.

SPECIAL MEETING OF STOCKHOLDERS OF

HEALTHETECH, INC.

                         , 2003

PROOF # 1

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		1.	To approve the sale and issuance, in a private placement to certain investors, of our common stock at a price equal to	FOR ☐	AGAINST ☐	ABSTAIN ☐
$0.76 per share or above (before giving effect to the proposed reverse stock split), and warrants to purchase additional shares of our common stock at an exercise price equal to the purchase price of the common stock, in exchange for aggregate gross proceeds to the Company of up to $14 million.

		2.	To approve amendments to our current amended and restated	☐	☐	☐
certificate of incorporation to effect a reverse stock split of our outstanding common stock of not less than 1-for-2 shares and not more than 1-for-15 shares and to authorize our Board of Directors of the Company to select and file one such amendment to effect a reverse stock split within these parameters.

		3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder Date: Signature of Stockholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROOF # 2

HEALTHETECH, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Dennis and Stephen E. Webb, jointly or individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all common shares of beneficial interest, par value $0.001 per share, of HealtheTech, Inc. (the “Company”), that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on                                  , 2003, or any adjournments thereof, as follows on the reverse side.

(Continued and to be signed on the reverse side))